Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211294

PROSPECTUS

1,450,000 SHARES OF COMMON STOCK

The selling shareholders (the "Selling Security Holders") named in this prospectus (the "Prospectus") are offering all of the shares of common stock (the "Common Stock") of KinerjaPay Corp. f/k/a Solarflex Corp., a Delaware corporation ("Kinerjapay," the "Company" or the "Registrant") offered through this Prospectus. We are filing the registration statement (the "Registration Statement"), of which this Prospectus forms a part, in order to permit the Selling Security Holders to sell their restricted shares of Common Stock issued by the Registrant in a series of transactions exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to the provisions of Regulation D and Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act. The Common Stock to be sold by the Selling Security Holders as provided in the "Selling Security Holders section of this Prospectus have already been issued.

Reference is made to the disclosure under "Selling Security Holders" and "Description of Securities to be Registered" below. The outstanding shares of Common Stock described above were previously issued in private placement transactions, including unit offerings, under Regulation D and Regulation S completed prior to the filing of the Registration Statement of which this Prospectus forms a part. We will not receive any proceeds from the sale of the Common Stock covered by this Prospectus in connection with the offering (the "Offering").

Our Common Stock is subject to quotation on OTCQB Market under the symbol KPAY. On October 17, 2016, the last reported sales price for our Common Stock was $0.75 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: October 21, 2016

TABLE OF CONTENTS

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about our Company and the Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the terms "KinerjaPay" "Company," "Registrant," "we," "us" and "our" refer to KinerjaPay Corp., a Delaware corporation.

Business Plan

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to improve solar energy conversion and provide energy at a lower cost.

We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype, either on our own or through third-party manufacturers. We determined during the 4th quarter of 2015 to evaluate potential business opportunities.

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce portal.

In connection with the License Agreement, we agreed to: (i) change the name of the Company from Solarflex Corp to KinerjaPay Corp.; (ii) implement a reverse split of our common stock on a one-for-thirty (1:30) basis; and raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 share of common stock (post-reverse) and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional share of common stock at $1.00. The Unit Offering was made only to "accredited investors" who are not U.S. Persons in reliance upon Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, we have raised $905,000 under the Unit Offering, while the Unit Offering is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty (1:30) reverse stock split became effective and all Share information give retroactive effect to the reverse split. The Company's shares of common stock are subject to quotation on the OTCQB market under the symbol "KPAY."

Our principal products and services are: (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants are enticed to return more often and increase their loyalty to our services.

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is rapidly becoming the major economic power in the Southeast Asia region. Over 50% of its population is below the age of 30, and as a result, we believe that the young Indonesian population is highly adaptive to new technology. The rise of cheap Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the nascent Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group.

Notwithstanding our belief that our Portal represents a significant advance as compared to other Indonesian portals, there are a number of potential difficulties that we might face, including the following:

• Competitors may develop alternatives that render our Portal services redundant or unnecessary;
• We may not obtain and maintain sufficient protection of our intellectual property;
• Our proprietary technology may be shown to have characteristics that may render it insufficient for our business;
• Our Portal may not become widely accepted by consumers and merchants; and
• Strict, new government regulations and inappropriate e-commerce policies, especially in an emerging economy such as Indonesia, may hinder the growth of the e-commerce market; and
• We may not be able to raise sufficient additional funds to fully implement our business plan and grow our business.

To date, we have raised $905,000 in equity under the Unit Offering and we may be expected to require up to an additional $1.6 million in capital during the next 12 months to fully implement our business plan and fund our operations.

Summary of Risk Factors

This offering involves substantial risk. Our ability to execute our business strategy is also subject to certain risks. The risks described under the heading "Risk Factors" included elsewhere in this prospectus may cause us not to realize the full benefits of our business plan and strategy or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

• Our Auditor has expressed substantial doubt as to our ability to continue as a going concern.
• Our limited operating history does not afford investors a sufficient history on which to base an investment decision.
• Our revenues will be dependent upon acceptance of our Portal by consumers and merchants. The failure of such acceptance will cause us to curtail or cease operations.
• We face substantial and increasing competition in the Indonesian e-commerce market.
• We cannot be certain that we will obtain patents for our proprietary technology or that such patents will protect us.
• The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.
• Our stock is thinly traded, sale of your holding may take a considerable amount of time.

Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading "Risk Factors."

Where You Can Find Us

The Company's principal executive office and mailing address is at Jl. Multatuli, No.8A, Medan, 20151; Indonesia, Phone: +62-819-6016-168

Our Filing Status as a "Smaller Reporting Company"

We are a "smaller reporting company," meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a "smaller reporting company," the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a "smaller reporting company." Specifically, "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a "smaller reporting company" may make it harder for investors to analyze the Company's results of operations and financial prospects.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

• A requirement to have only two years of audited financial statements and only two years of related MD&A;

• Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX");

• Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•  No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this Prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Act”) for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements contained in this Form S-1 may not be comparable to companies that comply with public company effective dates. The existing scaled executive compensation disclosure requirements for smaller reporting companies will continue to apply to our filings for so long as our Company is an emerging growth company, regardless of whether the Company remains a smaller reporting company.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

The Offering
Common Stock offered by Selling Shareholders	We are registering 1,450,000 shares of Common Stock.
Common stock outstanding before and after the Offering	8,127,036 shares of Common Stock before and after the offering
Terms of the Offering	The Selling Security Holders will determine when and how they will sell the Common Stock offered in this Prospectus. The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.
Termination of the Offering	The Offering will conclude upon such time as all of the Common Stock has been sold pursuant to the Registration Statement.
Trading Market	Our Common Stock is subject to quotation on the OTCQB Market under the symbol "KPAY".
Use of proceeds	The Company is not selling any shares of the Common Stock covered by this Prospectus. As such, we will not receive any of the Offering proceeds from the registration of the shares of Common Stock covered by this Prospectus.
Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of his/her/its entire investment. See "Risk Factors".

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The balance sheet and the statement of operations data are derived from our unaudited interim consolidated financial statements for the six-month period ended June 30, 2016 and our audited financial statements for the year ended December 31, 2015.

Statement of Operations Data:

	For the Six-Month Period	For the Year
	Ended June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Revenues	$-	$-
Total general and administrative expenses	2,078,804	44,932
Total operating expenses	(2,078,890)	(44,932)
Interest expense	106	(11,809)
Amortization expense	-	(37,058)
Loss on extinguishment of debt	(9,003)	(199,305)
Net loss	$(2,087,787)	$(293,104)
Net Loss Per Share – Basic and Diluted	$(0.30)	$(0.06)
Weighted Average Number of Shares Outstanding - Basic and Diluted	7,006,372	4,542,505

Balance Sheet Data:

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Cash and restricted cash	$276,803	$250,194
Total assets	337,620	250,194
Total current liabilities	88,568	274,467
Total liabilities	88,568	274,467
Total stockholders' equity (deficit)	$249,052	$(24,273)
Total liabilities and shareholders' equity	$337,620	$250,194

Special Note Regarding Forward-Looking Statements

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our management's expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock.

Risks Associated With Our Business

Our Independent Registered Public Accounting Firm has expressed substantial doubt as to our ability to continue as a going concern.

The audited financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. We believe that in order to continue as a going concern, including the costs of being a public company, we will need approximately $30,000 per year simply to cover the administrative, legal and accounting fees. We plan to fund these expenses primarily through cash flow, the sale of restricted shares of our Common Stock, and the issuance of convertible notes.

Based on our financial statements for the years ended December 31, 2015 and 2014, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. To date we have not generated any revenue.

To date, we have raised $905,000 from the private sale of equity securities and we expect to raise an additional $1.6 million during the next twelve months. There can be no assurance that we will continue to be successful in raising equity capital and have adequate capital resources to fund our operations or that any additional funds will be available to us on favorable terms or in amounts required by us. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

On December 1, 2015, we were granted an exclusive, world-wide license by PT Kinerja Indonesia, our licensor, to KinerjaPay IP and its website, KinerjaPay.com, an e-commerce platform that provides users with the convenience of EPS for bill transfer and our Marketplace. The Portal was first launched by PT Kinerja Indonesia in February 2015 and only has a limited operating history. See the disclosure under "Description of Business" and in Risk Factors below. As a result of its limited operating history, the Portal may not become profitable in the near future, if at all. If we are unable to reach profitability, our stock price would decline and our ability to continue to raise capital, either equity or debt, may be adversely effected. The long-term revenue and income prospects of our business and the market for electronic online payments have not been proven. We will encounter risks and difficulties commonly faced by early-stage companies in new and rapidly evolving markets.

We plan to make significant investments using our recently raised equity capital in our newly-organized Indonesian subsidiary, PT Kinerja Pay Indonesia, which entity will conduct all of our business activities related to out Portal. Notwithstanding our ability to having raised equity capital to date and our expectation to be able to raise up to an additional $1.6 million during the next twelve months. We may not be able to achieve profitability in the foreseeable future, if at all. Our ability to achieve profitability will depend on, among other things, market acceptance of our Portal and our ability to compete effectively with other e-commerce businesses operating in Indonesia and potentially in the wider Southeast Asian market. We cannot assure you that the relatively new market for our EPS and our Marketplace will remain viable in Indonesia. We expect to invest substantial amounts to:

• Drive consumer and merchant awareness to our EPS and Marketplace;
• Persuade consumers and merchants to sign up for and use our EPS product and use our Marketplace;
• Improve our system infrastructure to handle seamless processing of transactions;
• Continue to develop our Portal; and
• Broaden our customer base.

We may fail to implement successfully these objectives. This would adversely impact our revenues. There can be no assurance at this time that we will be able to operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

• competition;
• need for acceptance of our Portal;
• ability to develop a brand identity;
• ability to anticipate and adapt to a competitive market;
• ability to effectively manage rapidly expanding operations;
• amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
• dependence upon key personnel to market our product and the loss of one of our key managers may adversely affect the marketing of our product.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely effected.

Our revenues will be dependent upon acceptance of our Portal by the Indonesian Consumers. The failure of such acceptance will cause us to curtail or cease operations.

Uncertainty exists as to whether our Portal will be accepted by the Indonesian consumer. A number of factors may limit the market acceptance of our Portal, including the availability of alternative electronic payment portals and the fees for our services relative to alternative electronic payment services and other virtual marketplaces. There is a risk that potential customers and merchants will be encouraged to continue to use other portals and/or electronic payment services instead.

Our revenues are expected to come from the sale of our Portal services. As a result, we will continue to incur operating losses until such time as our revenues reach a mature level and we are able to generate sufficient cash flow to meet our operating expenses. There can be no assurance that the market will adopt our Portal. In the event that we are not able to successfully market and significantly increase the number of Portal users, or if we are unable to charge the necessary fees, our financial condition and results of operations will be materially and adversely affected.

Software failures, breakdowns in the operations of the servers and communications systems upon which we must rely or glitches or malfunctions in our Portal technology could hurt our reputation, revenues and profitability.

Our success depends on the efficient and uninterrupted operation of the servers and communications systems owned and operated by PT Kinerja Indonesia, an entity controlled by our controlling shareholder and CEO, Mr. Ng. We have entered into an agreement with PT Kinerja Indonesia to operate all of the servers, as well as provide hosting and maintenance services and the infrastructure systems, upon which we rely. A failure of these systems and services could impede our business by delays in processing of data, delivery of databases and services, client data and day-to-day management of our business. While all of our operations will have disaster recovery plans in place, they might not adequately protect us. Despite any precautions we take and PT Kinerja Indonesia already has in place, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at their computer facilities could result in interruptions in the flow of data to our customers. In addition, any failure by the computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a server failure, we could be required to transfer our client/customer data operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our services to our customers.

To the extent that glitches or errors cause our Portal to malfunction and our customers' use of our Portal is interrupted, our reputation could suffer and our potential revenues could decline or be delayed until such glitches or errors are remedied, which will not be within our control. We may also be subject to liability for the glitches and malfunctions. There can be no assurance that, despite the expertise of PT Kinerja Indonesia, glitches and/or errors in our service or new releases or upgrades will not occur, resulting in loss of future revenues or delay in market acceptance, diversion of development resources, damage to our reputation, potential litigation, or increased service costs, any of which would have a material adverse effect upon our business, operating results and financial condition.

Long-term disruptions in the Portal infrastructure provided by PT Kinerja Indonesia caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving locations in Indonesia for which we will have no control, could adversely effect our e-commerce business. Although, we plan to carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur.

We face risks related to the storage of customers' confidential and proprietary information.

Our Portal, which is maintained by PT Kinerja Indonesia, is designed to maintain the confidentiality and security of our customers' confidential and proprietary data that are stored on their server systems, which may include sensitive personal data. However, any accidental or willful security breaches or other unauthorized access to these data could expose us to liability for the loss of such information, time-consuming and expensive litigation and other possible liabilities as well as negative publicity which may be expected to adversely effect our business and operations. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to. We rely on PT Kinerja Indonesia, which may be unable to anticipate these techniques or implement adequate preventative or reactionary measures.

We might incur substantial expense to further develop and commercially exploit our Portal which may never become sufficiently successful.

Our growth strategy requires the successful expansions of our e-commerce business. Although management will take every precaution to ensure that our Portal will, with a high degree of likelihood, achieve market acceptance and therefore commercial success, there can be no assurance that this will be the case. The causes for commercial failure can be numerous, including:

• market demand for our EPS and Marketplace proves to be smaller than we expect;
• competitive e-commerce providers, either presently operating in the Indonesian market or who are to join our market may have superior features, more competitive prices and/or fees, better performance and, as a result, greater market acceptance;
• further Portal development turns out to be more costly than anticipated or takes longer;
• our Portal requires significant adjustment to changing market conditions, rendering the Portal uneconomic or extending considerably the likely investment return period;
• additional regulatory requirements are imposed which increase the overall costs of running our Portal;
• Customers may be unwilling to adopt and/or use our Portal.

Card association rules may change or certain practices could negatively affect our business and, if we do not comply with these rules, could result in our inability to accept credit cards. If we are unable to accept credit cards, our competitive position would be critically damaged.

We are not a bank and as a result we are barred from belonging to and directly access the credit card associations or the bank payment network. We must therefore rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and bank payment networks as they apply to merchants. The associations' member banks set these rules, and the associations interpret the rules. Some of those member banks compete with us. Credit card associations could adopt new operating rules or interpretations of existing rules which we may find difficult or even impossible to comply with, in which case we could lose our ability to give customers the option of using credit cards to support their payments. If we were unable to accept credit cards our competitive position would be critically damaged.

We face considerable risks of loss due to fraud and/or disputes between senders and recipients. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be materially adversely effected.

We face significant risks of loss due to fraud and disputes between senders and recipients, including:

• unauthorized use of credit cards and bank account information and identity theft;
• merchant fraud and other disputes;
• system security breaches;
• fraud by employees; and
• use of our system for illegal purposes.

When a sender pays a merchant for goods or services through our Portal using a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to us and our credit card processor levies additional fees against us, unless we can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder's card number or from a cardholder's claim that a merchant failed to perform. If our chargeback rate becomes excessive, credit card associations also can require us to pay fines and could terminate our ability to accept their cards for payments. We cannot assure you that chargebacks will not arise in the future.

We have taken measures to detect and reduce the risk of fraud, but we cannot assure you of these measures' effectiveness. If these measures do not succeed, our business will be adversely effected.

We may incur chargebacks and other losses from merchant fraud, payment disputes and insufficient funds, and our liability from these items could have a material adverse effect on our business and result in our losing the right to accept credit cards for payment as a result of which our ability to compete could be impaired, and our business would suffer.

We may incur losses from merchant fraud, including claims from customers that merchants have not performed, that their goods or services do not match the merchant's description or that the customer did not authorize the purchase. Our liability for such items could have a material adverse effect on our business, and if they become excessive, could result in our losing the right to accept credit cards for payment.

Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of cards and bank accounts, our business would suffer.

The highly automated nature of our Portal makes us an attractive target for fraud. In configuring our Portal technology, we face an inherent trade-off between customer convenience and security. We believe that several of our current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. There can be no assurance that we will not incur chargebacks in the future.

Security and privacy breaches in our Portal may expose us to additional liability and result in the loss of customers, either of which events could harm our business and cause our stock price to decline.

Our inability, or the inability of PT Kinerja Indonesia, as the case may be, to protect the security and privacy of our electronic transactions could have a material adverse effect on our profitability. A security or privacy breach could:

• expose us to additional liability;
• increase our expenses relating to resolution of these breaches; and
• discourage customers from using our product.

The type and scale of electronic payments that we handle for our customers makes us vulnerable to employee fraud or other internal security breaches and, as a result, our business would suffer. We cannot assure you that our internal security systems will prevent material losses from employee fraud and that our system applications designed for data security will effectively counter evolving security risks or address the security and privacy concerns of existing and potential customers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

Our Portal might be used for illegal or improper purposes, which could expose us to additional liability and harm our business.

Despite measures we have taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, our electronic online payment portal remains susceptible to potentially illegal or improper uses. These may include illegal online gaming, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot assure you that these measures will succeed. Our business could suffer if customers use our system for illegal or improper purposes.

In addition, we classify merchants who historically have experienced significant chargeback rates as higher risk. The legal status of many of these higher risk accounts is uncertain, and if these merchants are prohibited or restricted from operating in the future, our revenue from fees generated from these accounts would decline. Proposed legislation has been introduced in Indonesia that operation of an Internet gaming business, sales of alcoholic beverages and other activities violates Indonesian law, and to prohibit payment processors such as us from processing payments for those activities. If merchants accept these illegal activities, we could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. We would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm our business.

We face substantial and increasing competition in the Indonesian e-commerce market.

The market in which we operate is intensely competitive. We currently and potentially compete with a wide variety of electronic payment providers and online and offline companies marketplaces providing goods and services to consumers and merchants . The Internet and mobile networks provide new, rapidly evolving and intensely competitive channels for electronic payment services and marketplaces to sell all types of goods and services. We compete in two-sided markets, and must attract both buyers and sellers to use our Marketplace. Consumers who purchase or sell goods through our Marketplace have more and more alternatives, and merchants have more channels to reach consumers. We expect competition to continue to intensify. Online and offline businesses increasingly are competing with each other and our competitors include a number of online and offline retailers with significant resources, large user communities and well-established brands. Moreover, the barriers to entry into these channels can be low, and businesses easily can launch online sites or mobile platforms and applications at nominal cost by using commercially available software or partnering with any of a number of successful e-commerce companies. As we respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that may be controversial with and lead to dissatisfaction among users, which could reduce activity on our Portal and harm our profitability.

Some of our competitors are well known, more established and better capitalized than we are and we may be unable to establish market share. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products and/or services at more competitive price. They may also have more resources to expend to create more innovative payment processing products in competition with ours. Accordingly, we may not be successful in competing effectively for market share.

The market we operate in emerging, intensely competitive and characterized by rapid technological change. We compete with existing electronic payment services and virtual marketplaces, including, among others:

• Tokopedia
• Bukalapak
• Lazada
• Zalora
• OLX
• Blibli
• Payment processors such as Doku and Veritrans

Our competitors may respond to new technologies and changes in customer requirements faster and more effectively than we can. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower our prices in response.

Our status under certain Indonesian and international financial services regulation is unclear. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability, force us to change our business practices or force us to cease offering our current product.

We operate in an industry subject to government regulation. We currently are subject to Indonesian regulations in our role as money transfer agent and are therefore subject to Indonesian electronic fund transfer and money laundering regulations. In the future, we might be subjected to:

• banking regulations;
• additional money transmitter regulations and money laundering regulations;
• international banking or financial services regulations or laws governing other regulated industries; or
• U.S. and international regulation of Internet transactions.

If we are found to be in violation of any current or future regulations, we could be:
• exposed to financial liability, including substantial fines which could be imposed on a per transaction basis and disgorgement of our profits;
• forced to change our business practices; or
• forced to cease doing business altogether or with the residents of one or more states or countries.

However, we cannot assure you that the steps we have taken to address any regulatory concerns will be effective. If we are found to be engaged in an unauthorized banking business, we might be subject to monetary penalties and might be required to cease doing business. Even if the steps we have taken to resolve any concerns are deemed sufficient by the regulatory authorities, we could be subject to fines and penalties for our prior activities. The need to comply with laws prohibiting unauthorized banking activities could also limit our ability to enhance our services in the future.

Our financial success will remain highly sensitive to changes in the rate at which our customers fund payments using credit cards rather than bank account transfers. Our profitability could be harmed if the rate at which customers fund using credit cards goes up.

We pay significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts and no fees when customers fund payment transactions from an existing account balance with us. Senders may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit cards, including the ability to dispute and reverse merchant charges, because of frequent flier miles or other incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

We rely on financial institutions to process our payment transactions. Should any of these institutions decide to stop processing our payment transactions, our business could suffer.

Not being a bank, we cannot belong to and directly access the credit card associations or the bank payment network. As a result, we must rely on banks or their independent service operators to process our transactions. Bank Central Asia ("BCA") currently processes our bank transactions and our credit card transactions. BCA also provides payment processing services to some of our competitor and offers credit card processing services directly to online merchants. If we could not obtain processing services on acceptable terms, and if we could not switch to another processor quickly and smoothly, our business could suffer materially.

Increases in credit card processing fees could increase our costs, affect our profitability, or otherwise limit our operations.

From time to time, credit card associations increase the interchange fees that they charge for each transaction using their cards. Our credit card processors have the right to pass any increases in interchange fees on to us. Any such increased fees could increase our operating costs and reduce our profit margins. Furthermore, our credit card processors require us to pledge cash as collateral with respect to our acceptance of certain credit cards and the amount of cash that we are required to pledge could be increased at any time.

Customer complaints or negative publicity about our product and customer service could affect use of our product adversely and, as a result, our business could suffer.

Customer complaints or negative publicity about our Portal could diminish consumer confidence in our EPS and Marketplace. Breaches of our customers' privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. We may receive negative media coverage, as well as public criticism regarding customer disputes. Effective customer service requires significant personnel expense, and if not managed properly, could impact our profitability significantly. The number of customer service and sales representatives that PT Kinerja Indonesia employees is expected to increase from currently 5 throughout 2016. Any inability to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers' confidence.

We have limited experience in managing and accounting accurately for large amounts of customer funds. Our failure to manage these funds properly would harm our business.

Our ability to manage customer funds requires a high level of internal controls. We have neither an established operating history nor proven management experience in maintaining, over a long term, these internal controls. As our business continues to grow, we must strengthen our internal controls accordingly. Our success requires customer's confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain controls or to manage customer funds could diminish customer use of our Portal severely.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly-held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act were effective upon enactment, others will be implemented upon the SEC's adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

In addition, Sarbanes-Oxley specifically requires, among other things, that we maintain effective internal control over financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley Act ("Section 404"), and our independent registered public accounting firm is required to attest to our internal control over financial reporting.

Our testing, or the subsequent testing by our independent registered public accounting firm may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. We currently have limited internal audit capabilities and will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

These and other new or changed laws, rules, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Online payment processing liability is inherent in the industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential liability risks, which are inherent in the e-commerce business. While we will take precautions we deem to be appropriate to avoid potential liability suits against us, there can be no assurance that we will be able to avoid significant liability exposure. Liability insurance for electronic payment processing industry is generally expensive. We plan to obtain liability professional indemnity insurance coverage for our Portal services. There can be no assurance that we will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue our Portal.

We may need to raise additional capital to fund continuing operations and an inability to raise the necessary capital or to do so on acceptable terms could threaten the success of our business.

We currently anticipate that our available capital resources will be sufficient to meet our expected working capital and capital expenditure requirements for the year ended December 31, 2016. We anticipate that we may require an additional funding during the remainder of 2016. However, such resources may not be sufficient to fund the long-term growth of our business.

Any additional equity financing may be dilutive to our stockholders, new equity securities may have rights, preferences or privileges senior to those of existing holders of our Shares. Debt or equity financing may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to our product or marketing territories. If we are unable to obtain financing necessary to support our operations, we may be required to defer, reduce or eliminate certain planned expenditures or significantly curtail our operations.

We may need to increase the size of our organization, and may experience difficulties in managing growth.

At present, we are a small company. We expect to experience a period of expansion in headcount, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth.

Our success depends to a significant extent upon Mr. Edwin Ng, our CEO and controlling shareholder, and other key personnel that we expect to join us during the remainder of 2016. The loss of the services of such personnel and the inability to hire and retain of such personnel could adversely affect our business and our ability to implement our growth plan. We cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacements. We do not have key man insurance on any members of our management team. If any member of our management team were to die and we are unable to replace them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed. Our success is dependent upon our ability to attract, train, manage and retain qualified personnel. There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business.

We plan to grant stock options or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. There are currently no options and/or equity awards outstanding. If we are unable to adopt, implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified technical personnel, and attract additional qualified candidates, our business and results of operations could be adversely effected.

We may not be able to successfully expand our business through acquisitions.

We review corporate and product acquisitions as a part of our growth strategy. If we decided to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition. Factors which may affect our ability to grow successfully through acquisitions include:

• inability to identify suitable targets given the relatively narrow scope of our business;
• inability to obtain acquisition or additional working capital financing due to our financial condition;
• difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
• diversion of management's attention from current operations;
• the possibility that we may be adversely affected by risk factors facing the acquired companies;
• acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to our existing shareholders;
• potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and
• loss of key employees of the acquired companies.

We have limited experience competing in international markets, where we hope to compete, beyond Indonesia. Our international expansion plans will expose us to greater political, intellectual property, regulatory, exchange rate fluctuation and other risks, which could harm our business.

We intend to expand use of our EPS and Marketplace in selected international markets, initially in the Southeast Asian region. If we are unable to execute our expansion into international markets, our business could suffer. Accordingly, we anticipate devoting significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

• greater difficulty in managing foreign operations;
• expenses associated with localizing our products, including offering customers the ability to transact business in major currencies in addition to the Indonesian Rupiah;
• laws and business practices that favor local competitors;
• multiple and changing laws, tax regimes and government regulations;
• foreign currency restrictions and exchange rate fluctuations;
• changes in a specific country's or region's political or economic conditions; and
• differing intellectual property laws.

Risks Related to Our Common Stock

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Edwin Ng, our Control Shareholder and Chairman owns approximately 37% of our common stock and may be able to influence the outcome of stockholder votes and their interests may differ from other stockholders.

As of October 14, 2016, our control shareholder, executive officer and director beneficially owns 3,000,000 shares of our Common Stock representing approximately 37% of our outstanding Shares, excluding Shares underlying options and warrants. Subject to any fiduciary duties owed to our other stockholders under Delaware law, these stockholders may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Some of these persons may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price of our stock. In addition, these stockholders could use their voting influence to maintain our existing management and directors in office, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

The availability of a large number of authorized but unissued shares of Common Stock may lead to dilution of existing stockholders.

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value per share. We have approximately 491,872,964 shares of Common Stock available for issuance. Additional shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Our Certificate of Incorporation, as amended, authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share none of which are issued and outstanding to date. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock which may convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our stock is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• That a broker or dealer approve a person's account for transactions in penny stocks; and
• The broker or dealer receives a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• Obtain financial information and investment experience objectives of the person; and
• Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• Sets forth the basis on which the broker or dealer made the suitability determination; and
• That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. ("FINRA") sales practice requirements may limit a shareholder's ability to trade our Common Stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for some customers. FINRA requirements make it more difficult for broker-dealers to make a market, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our Shares.

Our stock is thinly traded, sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly-traded on the OTCQB Market, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices may be relatively small or non-existent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. There can be no assurance that a broader or more active public trading market for our Common Stock will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses that need to be addressed in our internal control over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer's independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.

We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us, we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our Common Shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.02 to a high of $1.20 since 2013. Many factors could have a significant impact on the future price of our common shares, including:

• our inability to raise additional capital to fund our operations;
• our failure to successfully implement our business objectives and strategic growth plans;
• compliance with ongoing regulatory requirements;
• market acceptance of our product;
• changes in government regulations; and
• actual or anticipated fluctuations in our quarterly financial and operating results; and the degree of trading liquidity in our common shares.

Our annual and quarterly results may fluctuate, which may cause substantial fluctuations in our common stock price.

Our annual and quarterly operating results may in the future fluctuate significantly depending on factors including the volume of electronic transactions, new Portal updates by us and other competitors, gain or loss of significant customers, pricing of our Portal fees, the timing of expenditures and economic conditions. Revenues related to our electronic payment processing are required to be recognized upon satisfaction of all applicable revenue recognition criteria. The recognition of revenues from our Portal fees is dependent on a number of factors, including, but not limited to, the terms of any license agreement and the timing of Portal transactions by our customers.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter or year, which may cause downward pressure on our common stock price. We expect quarterly and annual fluctuations to continue for the foreseeable future.

Delaware law contains provisions that could discourage, delay or prevent a change in control of our Company, prevent attempts to replace or remove current management and reduce the market price of our stock.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue up to ten million shares of "blank check" preferred stock without further stockholder approval. The board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of the DGCL. Under these provisions, if anyone becomes an "interested stockholder," we may not enter into a "business combination" with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change in control of us. An "interested stockholder" is, generally, a stockholder who owns 15% or more of our outstanding voting stock or an affiliate of ours who has owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in the DGCL.

Our quarterly operating results fluctuate and may not predict our future performance accurately. Variability in our future performance could cause our stock price to fluctuate and decline.

We expect our quarterly results will fluctuate in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

• changes in our costs, including interchange and transaction fees charged by credit card associations, and our transaction losses;
• changes in our pricing policies or those of our competitors;
• relative rates of acquisition of new customers;
• seasonal patterns, including increases during the holiday season;
• delays in the introduction of new or enhanced services, software and related products by us or our competitors or market acceptance of these products and services; and
• other changes in operating expenses, personnel and general economic conditions.

As a result, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Shareholders as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

DILUTION

The Common Stock to be sold by the Selling Shareholders as provided in the "Selling Security Holders" section is Common Stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned as of the date of our Registration Statement, of which this Prospectus is a part, and the number of shares of Common Stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders.

		Date of	Consideration Paid	Common Stock Beneficially	Common Stock	Common Stock
Name	First Name	Transaction	per Share Unit (2)	Owned Prior to Offering	to Be Offered	Owned After Offering
P.T. Stareast Asset Management (1)	-	12/29/2015	$0.50 per Share Unit	500,000	500,000	0
P.T. Stareast Asset Management	-	01/11/2016	$0.50 per Share Unit	140,000	140,000	0
Limas	Firman Eddy	01/11/2016	$0.50 per Share Unit	140,000	140,000	0
Danil	Christopher	01/20/2016	$0.50 per Share Unit	20,000	20,000	0
Wibowo	Eric	01/19/2016	$0.50 per Share Unit	40,000	40,000	0
Pang	Henful	01/19/2016	$0.50 per Share Unit	40,000	40,000	0
Tjahjono	Hendro	12/31/2015	$0.50 per Share Unit	20,000	20,000	0
Budianto	Jusuf	01/1320`16	$0.50 per Share Unit	20,000	20,000	0
Kin Harn	Lau	01/13/2016	$0.50 per Share Unit	20,000	20,000	0
Widjaja	Stephanus Titus	01/19/2016	$0.50 per Share Unit	20,000	20,000	0
Kurniadi	Stephan	12/30/2015	$0.50 per Share Unit	20,000	20,000	0
Litansen	Andy	01/19/2016	$0.50 per Share Unit	30,000	30,000	0
Farida	Djoahan	02/02/2016	$0.50 per Share Unit	150,000	150,000	0
Silvia	Silvia	02/02/2016	$0.50 per Share Unit	50,000	50,000	0
Goenawan	Alfred Herman	02/26/2016	$0.50 per Share Unit	200,000	200,000	0
Nah Kim Boon	Jeffrey	03/21/2016	$0.50 per Share Unit	20,000	20,000	0
Yohansha	Daniel	03/01/2016	$0.50 per Share Unit	20,000	20,000	0
Total				1,450,000	1,450,000

(1) Mr. Wendy Teoh, an Indonesian resident and citizen, is the sole officer and director of P.T. Stareast Asset Management ("Stareast Asset Management") and exercises the sole voting and dispositive powers with respect to the shares of the Registrant's common stock owned of record and beneficially by Stareast Asset Management. Our CEO, Chairman and controlling shareholder, Mr. Edwin Witarsa Ng, is the controlling shareholder owning 80% of P.T. Stareast Sejahtera Group, another Indonesian corporation ("Stareast Sejahtera"), which has an equity interest of 40% in Stareast Asset Management but has no representation on its Board of Directors nor does Mr. Ng have either: (i) any control over the business or management of Stareast Asset Management; or (ii) any voting or dispositive powers with respect to Stareast Asset Management's shares. Mr. Ng. disclaims beneficial ownership in Stareast Asset Management's equity interest in the Company.

(2) The above-referenced Subscription Agreements were executed during the period commencing December 29, 2015 through March 21, 2016 but the Shares were not issued until after the effective date of the Registrant's reverse split, which occurred on March 10, 2016. The Shares were issued pursuant to a Subscription Agreements, attached to the Company's Form S-1/A as filed with the SEC on July 20, 2016, pursuant to a Unit Offering, each consisting of one Share and one Class A Warrant exercisable to purchase one additional Share at $1.00 for a period of 24 months.

None of the selling shareholders, other than Stareast Asset Management, which is a 5% shareholder and in which our CEO, Chairman and controlling shareholder has a passive equity interest of 40% through Stareast Sejahtera, in which he owns 80% directly, has any material relationship with the Company or its subsidiary. Stareast Asset Management is neither a broker-dealer nor affiliated with a broker-dealer. None of the other Selling Security Holders or their beneficial owners are officers or directors of the Company or its wholly-owned subsidiary PT Kinerja Pay Indonesia. None of the other Selling Security Holders or their beneficial owners:

- has had a material relationship with us other than as a shareholder at any time within the past three years; or
- has ever been one of our officers or directors or an officer or director of our predecessors or affiliates;
- are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of up to 1,450,000 shares of our Common Stock.

The Selling Shareholders and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of Common Stock on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
•	facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any broker-dealers or agents, upon completing the sale of any of the shares offered in this Prospectus, may be deemed to be "underwriters" as that term is defined under the Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

We know of no existing arrangements between the Selling Shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the Selling Shareholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,000.

A Selling Shareholder may pledge his/her/its shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares of Common Stock. The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. The Selling Shareholders is not permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 510,000,000 shares of capital stock, $0.0001 par value per share, consisting of 10,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of Common Stock, $0.0001 par value per share. As of October 14, 2016, no preferred shares issued and outstanding. The Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock.

Common Stock

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value per share. As of October 14, 2016, we had 8,127,036 shares of Common Stock issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purpose. Our Common Stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent of our Common Stock is Transfer Online, 512 SE Salmon Street, Portland, OR 97214-3444, Phone: (503) 227-2950.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Thomas J. Craft, Jr., Esq., P.O. Box 4143, Tequesta FL 33469, will pass on the validity of the Common Stock being offered pursuant to this Registration Statement.

The unaudited interim period financial statements for the period ended June 30, 2016 and the audited financial statements for the years ended December 31, 2015 and 2014 included in this Prospectus and the Registration Statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1/A with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF BUSINESS

Corporate Developments Since Inception

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to enable an increase in solar energy conversion and provide energy at a lower cost. Since inception through April 11, 2016, the Company did not generate any revenues.

On March 10, 2010, the Company entered into an agreement with an unaffiliated third party to purchase all right, title, and interest in a patent application for the design and manufacturing of a solar photovoltaic element (the "Patent Agreement") in consideration for our agreement to pay the seller an amount equal to 10% of the royalties that generated from our commercial exploitation of the technology.

On May 14, 2013, the Company entered into an Asset Purchase Agreement with International Executive Consulting SPRL, organized under the laws of Belgium ("IEC"), for the purchase of certain equipment (the "Equipment") to be used in the development and manufacture of our photovoltaic cell, in consideration for a cash payment of $30,000 and the issuance of 2 million restricted shares of common stock valued at $180,000 or $.90 per share, representing approximately 44% of our outstanding Common Stock at May 14, 2013.

Our business plan was to use the Equipment to: (i) develop a working prototype of our photovoltaic cell for testing and evaluation; (ii) enter into arrangements with third parties for a manufacturing process to produce the photovoltaic elements for sale to solar panel producers; and (iii) enter into distribution agreements for the commercial sale of our products.

From the date of the Asset Purchase Agreement through mid 2015, the Equipment was not in working order, nor was there any estimated timeline for our ability to use the Equipment to manufacture of photovoltaic cells exploiting our solar panel technology. As a result, we determined that it was not in the best interests of the Company or its shareholders to continue to devote resources towards efforts to commercially exploit our photovoltaic cell technology through the use of the Equipment or otherwise.

We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype. We determined during the fourth quarter of 2015 to evaluate potential business opportunities.

On November 10, 2015, the Company entered into an Asset Purchase Rescission Agreement with IEC (the "Rescission Agreement") pursuant to which: (i) we transferred and assigned all right, title and interest in the Equipment back to IEC; (ii) IEC returned 333,333 of the 2,000,000 Shares back to the Company; (iii) IEC transferred and assigned the remaining 1,666,667 Shares to Mr. Edwin Witarsa Ng, a resident of Indonesia, who was appointed as Chairman of our Board of Directors, in consideration for a cash payment by Mr. Ng of $20,000 to IEC. The rationale for the Rescission Agreement was based upon the Registrant's determination not to pursue the use and commercial exploitation of the Equipment in furtherance of its former solar energy business plan.

Recent Developments as Kinerja Pay Corp.

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping having advanced functionality features, among others, and is among the first portals to allow users the convenience to top-up phone credit, in consideration for the payment of royalties.

In furtherance of our business plan, we agreed in the License Agreement to: (i) change the name of the Company to KinerjaPay Corp.; (ii) implement a reverse split of the Company's shares of common stock on a one-for-thirty (1:30) basis; and (iii) raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 share of common stock and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional share of common stock at $1.00. The Unit Offering is only being made to "accredited investors" who are not U.S. Persons pursuant to Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, the Company has raised $905,000 pursuant to the Unit Offering, which is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty (1:30) reverse stock split became effective.

On August 31, 2016, the Registrant and its wholly-owned Indonesian subsidiary, PT. Kinerja Pay Indonesia, entered into an a Cooperation and Service Agreement with Black Grace Investment Ltd, organized under the laws of the British Virgin Island ("Black Grace") and its affiliate, PT. Pay Secure Online Indonesia, organized under the laws of Indonesia. Pursuant to this Agreement, PT/ PaySec granted PT. Kinerja Pay the right to use the PT. PaySec's payment services ("Payment Services") under a revenue sharing arrangement. As consideration for the use of the Payment Services, the Registrant agreed to issue 200,000 restricted shares to Black Grace or its designee. As further consideration for the use of the Payment Services, the Parties agreed that to share the net revenues generated from the use of the Payment Services and e-wallet and payment gateway technology on a 50/50 basis.

On September 8, 2016, PT. Kinerja Pay entered into a second Cooperation and Service Agreement with PT. Indonesia Enam Dua, organized under the laws of Indonesia ("PT.IED"), which owns 62hall.co.id, an integrated wholeseller and online shop that sells online a wide range of products and services, an online search engine and extensive customer services. Pursuant to this Agreement, the parties agreed to share resources in connection with the development of PT, Kinerja Pay's new e-commerce portal, KinerjaMall.com. In consideration for PT.IED's services, the parties agreed to allocate the profits, defined as an item's selling price on KinerjaMall.com minus the cost price of the item sold, 90% to PT. Kinerja Pay and 10% to PT.IED.

Our E-Commerce Portal KinerjaPay.com

Our principal products and services are: (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants are enticed to return more often and increase their loyalty to our services.

From December 1, 2015, the date we acquired the exclusive license, until April 11, 2016, the date that our Indonesian subsidiary was formed and we opened a bank account to conduct our operations in Indonesia, we were engaged in capital raising activities to fund our e-commerce business operations and generated no revenues. While the Registrant began operating activities in May 2016, it did not have in place the infrastructure to conduct billing and collections. We expect to generate revenues from sales of our Portal services during the third quarter of 2016.

On August 22, 2016, the Registrant's wholly-owned Indonesian subsidiary, PT Kinerja Pay Indonesia, entered into an addendum (the "Addendum"), effective as of July 1, 2016, between the Registrant and its subsidiary, on the one hand, and PT. Kinerja Indonesia. Pursuant to the Addendum, the Registrant's subsidiary agreed to utilized certain payment services of PT. Kinerja Indonesia as described below. The reason for entering into the Addendum was due to the fact that the PT. Kinerja Indonesia has already successfully established the requisite infrastructure for billing, collections, payments and related payment services (the "Payment Services") in the furtherance of its various businesses, including its e-Wallet and Web Portal business that were the subject of the License Agreement between the Registrant and PT Kinerja Indonesia dated December 1, 2015, in lieu of PT. Kinerja Pay devoting the time, efforts and resources to develop its own Payment Services, which the Registrant recently determined would not only delay its ability to timely commence billing and collections as well as be unnecessarily duplicative of the Payment Service infrastructure in place at PT Kinerja, but would also require incurring costs in hiring and maintaining additional personnel.

Pursuant to the terms of the Addendum, in consideration for the payment of an administrative fee of US$200 per month, PT Kinerja Indonesia shall: (i) collect payments from the users of the licensed web portal, Kinerjapay.com, including cash deposits, bank transfers, debit cards payments, credit cards payments, and other forms of payment for transactions related to purchases or payments made for the use of PT. Kinerja Pay's licensed web portal; and (ii) distribute the appropriate payments to vendors, less the commissions chargeable (the "Commissions") for all transactions generated by the users while using the licensed web portal, kinerjappay.com, following receipt of payments made by the vendors, which Commissions shall then be paid to PT. Kinerja Pay Indonesia.

Our Electronic Payment Service

Through our Portal and Mobile App, we will provide EPS to consumers and merchants. Our EPS provides an affordable, secure and reliable method to consumers and merchants, as well as friends and family, to pay and transfer money using electronic devices (e.g., mobile, tablets and personal computers). In addition, consumers, merchants and businesses of all sizes can accept payments from merchant websites and mobile devices. Our EPS service enables consumers to conveniently pay utility bills, phone bills, credit card payments and add credit to their cell phone accounts. We developed a proprietary digital e-wallet software, which provides users with the ability to complete EPS transactions safely and conveniently. The e-wallet acts as an escrow account as payments will only be released to the seller once the buyer has received the product.

We will pay transaction fees as follows: (i) 3.9% + $0.30 when senders fund payment transactions using PayPal; (ii) no fees when customers fund payment transactions by electronic transfer of funds from a bank accounts; and (iii) fees of $0.25 to $0.50 per transaction if customers fund payment transactions by using a third party payment gateway. Our fees, 5%, 95% and 0%, respectively, will be represented by transactions (i), (ii) and (iii), respectively. Our ability to successfully implement our business plan is dependent upon a preponderance of transactions being conducted by electronic transfer of funds from bank accounts.

As a result of our implementation, consistent with good security practices, of firewall, DDOS management and intrusion detection system (IDS/IPS) and our GeoTrust Certificate in which all transactions are protected by 256-bit encryption SSL connectivity, together with 2FA (two factor authentication) by using soft token to increase security in any payment transaction, we believe that we can ensure the safety and reliability of our services. To date, we have incurred expenses of approximately $33,000 in implementing requisite security features and expect that we will have to expend an additional $67,000 during the next 12 months to implement and maintain our security features.

During the second half 2016, we plan to add person-to-person EPS options to enable the portion of consumers who have neither bank accounts nor credit and/or debit cards to make payments via our Portal and Mobile App. We believe, based upon published information, that approximately 36% of the Indonesian population has currently no bank account and these persons represent a significant target market of potential users for our EPS.

Based on data from Alex.com, a website analytics provider, our customers spend an average of 30 minutes on our Portal , which we believe is partly due to our unique gamification features. We believe this opens potentially significant opportunities for additional monetization and enhanced revenues. We plan to expand our Portal functionality to offer advertising packages to our merchants and partners. We intent to engage mobile publishers such as Google and Facebook to use our Portal as channel for advertising.

We provide our customers with the option of using their account at our Portal to both purchase and be paid for goods, as well as transfer and withdraw funds. We provide our consumers with the capability of funding a purchase using a bank account, a credit or debit card account. We offer merchants an end-to-end payments solution that provides authorization and settlement capabilities. Our services provide merchants with the ability to connect with their customers and manage and hopefully minimize their collection risk.

Our Virtual Marketplace

We intoned to launched our virtual marketplace during the second half of 2016 as a free platform for buyers to explore and discover products and sellers to establish a low-cost online presence for their product. We link buyers and sellers of various products in our local Indonesian market. We organized and designed our Marketplace using our proprietary software to enable sellers to offer their products for sale and buyers to find and buy it virtually at great value anytime. Our Marketplace includes a "Max 3-Steps" concept to streamline the shopping experience. Users need just choose an item, check out and make payment using an e-wallet function aimed accelerating the check out procedure and making the shopping experience more convenient.

We believe that our Marketplace provides our customers with a safe and convenient way to purchase whatever they are looking for in their local vicinity or nationwide.

Users may access our Marketplace anytime, anywhere through traditional devices such as desktop and laptop computers or from devices such as Smartphones and tablets using our Mobile App or our mobile-optimized website.

In addition to a typical online marketplace that offers a broad range of products, we try to differentiate ourselves by focusing on computer related products as well as mobile phone prepaid vouchers utilized by approximately 98% of Indonesia mobile users representing a prepaid voucher market size of approximately US$4B according to research conducted by AdPlus, a leading digital media network in Indonesia.

Our EPS service and Marketplace combine enhanced functionality and gamification, which incorporates game-design elements and game principles in non-game contexts for the purpose of keeping our users more often and longer engaged with our services.

We are expanding our Marketplace to include more items and more creative ways to attract customers in spending and exchanging their goods. More proprietary games will be offered with more attractive bonuses that can later be used to redeem in our Marketplace. We believe that our gamification component will entice consumers to return and increase their loyalty to our Portal and Marketplace.

Our Market Opportunity in Indonesia

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is rapidly becoming the major economic power in the Southeast Asia region. Over 50% of its population is below the age of 30 and as a result, we believe that the young Indonesian population is highly adaptive to new technology. Indonesia's e-commerce growth rate has built-in factors such as fast increase in year-to-year internet users and rapidly growing discretionary spending among the middle class. In addition, the rise of cheap Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the nascent Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems.

We believe that due to the aforementioned factors , among others, Indonesia will experience significant growth in e-commerce transactions. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group located in Singapore.

The e-commerce market in Indonesia, where our business operates and where our initial marketing efforts will be focused, is reported to be the fastest growing in the Southeast Asian region. According to a joint report released by idEA, Google Indonesia, and Taylor Nelson Sofres (TNS), e-commerce market in Indonesia are expected to surpass US$25 billion in 2016.

Sales and Marketing

Our primary marketing focus will be to emphasize our key differentiator which we believe is combining our EPS option PAY with the ability to buy and sell products via our Marketplace BUY enhanced by a gamification component PLAY, which entices consumers to return and increase their loyalty to our Portal and Marketplace.

During the second half of 2016, we plan to commence a nationwide marketing campaign to promote Kinerjapay.com as Portal and Marketplace to Indonesian consumers and merchants. We use marketing techniques such as advertising on Facebook®, YouTube®, Twitter®, AdWords®, AdChoices® and Instagram®. We also contemplate using other marketing programs such as sale promotions, special deals, daily bonus, SMS and email promotion, events at malls and other creative sales and marketing techniques.

We developed a referral program called MGM - Member Get Member, which is aimed at incentivizing current members to refer our platform to friends and family. In addition, we used venues such as online business workshops, promotional stands in shopping malls to acquire new merchants.

However, there can be no assurance that our marketing practices will continue to be successful, notwithstanding any market awareness we have achieve to date.

Proprietary Technology, Domain Name and Licenses

We entered into a License Agreement with PT Kinerja Indonesia, a company incorporated under the laws of Indonesia and controlled by Mr. Ng, our CEO and controlling shareholder.

Pursuant to the License Agreement, we have been granted the license on an exclusive, world-wide basis to commercially exploit the KinerjaPay IP and its e-commerce payment portal website, www.KinerjaPay.com, which contains application codes, infrastructure architecture, infrastructure design and processes/sub-processes. Specifically, our proprietary technologies and intellectual property includes: integrated proprietary payment solutions, built-in marketplace and gamification concepts and modules. The License is in perpetuity but may be terminated by either the Company or PT Kinerja Indonesia if there is a material breach of any representation, warranty, covenant or agreement and the other party is not in material breach.

The success of our business is depended on the effectiveness of this License Agreement. We are a licensee and expect to be a licensee in the future.

We will endeavor to protect our propriety technology, domain name, customer base and trade secrets to the extent reasonably and commercially practicable because such protection may be considered as critical to our success. To that end, we will rely principally on the laws in Indonesia and, to a lesser extent on available international protection, if any.

We plan to register our domain name both domestically and internationally, but have not yet done so, nor can there ban any assurance that we will be able to do so or that such registration will be adequate. As we expand our markets, we may seek to further protect our proprietary rights, to the extent that they may exist, a process that can be both expensive and time consuming and may not be successful. If we are unable to register or protect our domain name, we could be adversely affected in any jurisdiction in which our trademarks and/or domain names are not registered or protected.

From time to time, third parties may claim that we have infringed their intellectual property rights. The listing or sale by our users of items that allegedly infringe the intellectual property rights of rights owners, including pirated or counterfeit items, may harm its business.

Sources and availability of required equipment and bandwidth

The Company's wholly-owned subsidiary PT Kinerja Pay Indonesia has engaged PT Kinerja Indonesia, our Licensor, to provide all necessary R&D, technical support, servers, procurement/logistic and IT operational services, equipment bandwidth and other technology support.

Dependence on one or a few major customers

Our e-commerce portal is primarily used by individual customers. The company is not dependency on any dominant customers.

Research and Development

In 2015, we commenced, through PT Kinerja Indonesia, our Licensor, developing a proprietary Beta version utilizing software programmers in Indonesia. Our research and development resulted in our launching of the beta version of our KinerjaPay website, in addition to an android-based mobile version. We continue to improve the functionality of our KinerjaPay website and expect to incur costs related to expanding our servers capacity, network infrastructure, data center, and other security products.

Competition

We face intense competition in our business from numerous venues. We will need to continue to invest significant resources in technology and marketing to compete effectively. These expansions will require substantial expenditures, which may reduce our margins and may have a material adverse effect on our business, financial position, operating results and cash flows and reduce the market price of our common stock. Some competitors may have other alternative revenue sources and may therefore be able to allocate more resources to marketing, adopt more competitive fees and devote more resources to website, mobile platforms and applications and systems development than we can. Our competitors may be able to innovate faster and more efficiently, and new technologies may increase the competitive pressures if competitors offer more efficient or lower-cost services.

We believe that we have a better understanding of the local culture and commerce in Indonesia than foreign competitors. We also believe that one of our unique competitive advantage is to better be able to operate under local regulatory authorities.

Customers can use competing online, mobile and offline channels including but not limited to, retailers, catalog and classifieds. Online shopping comparison websites (e. g. Shopping.com, Rakuten, Nextag.com, Pricegrabber.com, Shopzilla,) allow consumers to search the Internet for specified products. We plan to use search engines and paid search advertising to help potential customers find our website, but those sites may also send users to other shopping destinations.

We mainly compete on the basis of price, product selection and services. In addition, we face the following principal competitive factors:

- ability to attract, retain and engage buyers and sellers;
- volume of transactions and price and selection of goods;
- trust in our electronic payment service;
- customer service;
- website, Mobile App and application ease-of-use and accessibility;
- reliability and security of our technology and system;
- reliability of payment; and
- level of service fees.

The e-commerce market in Indonesia has become very active only during the past several years with a few major companies that were funded by big institutional investors. To a lesser extent, there are local and a few regional companies that have entered the e-commerce market. The products being offered in the marketplace have typically been physical items across few different categories such as electronics and gadgetry, fashion items and household goods. These e-commerce entities typically are charging transaction fees of from 2% to 5% per transaction.

There has been a recent surge in competitors that focus on specific items or industries such as travel, fashion or consumable goods. At present, there are relatively few competitors operating in the market segments we operate, especially in mobile phone prepaid top up vouchers, a segment in which we may be one of the first and hope to be able to maintain our market dominate. We believe to be our fee structure to be very completive.

The also face intense competition for our electronic payment solution service from alternative payment gateways and comparable payment solution services that are provided by banks or telecommunication companies. These are typically stand-alone providers and depend on other marketplace platform to generate their payment or transaction service. We believe to differentiate ourselves by offering online transaction services with e-wallet features and our own Marketplace.

We may be unable to compete successfully against current and future competitors. Some current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in other business and Internet sectors than we do.

Government Regulation

There are currently few laws or regulations in Indonesia that are specifically related to the sale of goods and services on the Internet. We currently are subject to Indonesian regulations in our role as money transfer agent and are therefore subject to Indonesian electronic fund transfer and money laundering regulations. We received the requisite GeoTrust Certificate in March 2014 in which entire user transactions have been protected by 256-bit encryption. This is understood to provide a safe platform for online transaction. We believe to be in compliance with all existing Indonesian governmental regulations applicable to e-commerce operator that facilitate online transactions between sellers and buyers.

Any application of existing laws and regulations related to banking, currency exchange, online gaming, electronic contracting, consumer protection and privacy is at present unclear. Our potential liability in case our customers are in violation of any applicable laws on pricing, taxation, impermissible content, intellectual property infringement, unfair or deceptive practices or quality of services is also unclear. In addition, we may become subject to new laws and regulations directly applicable to the Internet or our specific e-commerce activities. Any existing or potential new legislation applicable to specific e-commerce activities could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and reduce and/or limit the use of the Internet on which we depend.

An increase in the taxation of e-commerce transactions may make the Internet less attractive for consumers and businesses, which could have a material adverse effect on our business, results of operations and financial condition.

To date, we have not incurred any expenses related to us being in compliance with any governmental laws in Indonesia pertaining to the use of our e-commerce portal as a payment option for online shopping and other transactions.

Employees

Mr. Edwin Witarsa Ng, CEO and Chairman and Fransiscus Budi Pranata, our CFO, constitute our Management team. They are not obligated to contribute any specific number of hours per week to our operations and intent to devote only as much time as they deem necessary to the Company's affairs until such time that we generate significant revenues. We have not entered into employment agreements with Mr. Ng and Mr. Pranata.

PT Kinerja Indonesia, our Licensor and controlled by Mr. Ng, provides all necessary R&D, technical support, procurement/logistic and IT operational services and other technology support needed to operate our Portal. PT Kinerja Indonesia currently has 40 employees and plans to increase its staff to up to 80 people by end 2016 to manage our increasing transaction volume. In addition, PT KinerjaPay, our Indonesian subsidiary, is expected to hire approximately 5 employees, principally dedicated to our sales, marketing and billing and collection activities. The Company believes, based upon the availability of highly-skilled technical and sales people in Indonesia, that its Licensor will encounter no difficulties to hire and retain the personnel required to fulfill these positions.

Our employees and the employees of our contractor PT Kinerja Indonesia are not subject to any collective bargaining agreement.

Transfer Agent

Our stock transfer agent is Transfer Online, Inc., with offices located at 512 SE Salmon Street, Portland, OR 97214. Their telephone number is (503) 227 2950, their fax number is (503) 227 6874, and their website is transferonline.com.

DESCRIPTION OF PROPERTY

Our principal office is located at J1. Multatuli, No. 8A, Medan, Indonesia 20151. Our telephone number is +62-819-6016-168. Our offices consist of approximately 4,000 square feet of executive offices and sales and marketing space, are provided to us on a rent-free basis by PT Kinerja Indonesia and we believe that these facilities will be sufficient for the next twelve months.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any Director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB Market under the symbol KPAY, an inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of the Company's securities on the OTCQB Market limits the liquidity and price of the Company's common stock more than if the Company's shares of common stock were listed on The Nasdaq Stock Market or a national exchange. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The information below has been adjusted for a one-for-thirty (1:30) reverse split effective March 10, 2016.

	Price Range
Period	High	Low
Year Ended December 31, 2013:
First Quarter	$0.18	$0.10
Second Quarter	$0.18	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$0.11	$0.10
Year Ended December 31, 2014:
First Quarter	$0.15	$0.12
Second Quarter	$0.14	$0.12
Third Quarter	$0.17	$0.12
Fourth Quarter	$0.16	$0.04
Year Ended December 31, 2015:
First Quarter	$0.15	$0.12
Second Quarter	$0.14	$0.12
Third Quarter	$0.17	$0.12
Fourth Quarter	$0.16	$0.04
Year Ending December 31, 2016:
First Quarter	$0.90	$0.45
Second Quarter	$0.77	$0.50
Third Quarter	$0.90	$0.65
Fourth Quarter (through October 14, 2016)	$0.70	$0.70

Our stock transfer agent is Transfer Online, Inc., with offices located at 512 SE Salmon Street, Portland, OR 97214. Their telephone number is (503) 227 2950, their fax number is (503) 227 6874, and their website is transferonline.com.

Holders. As of October 14, 2016, there were 8,127,036 common shares issued and outstanding, which were held by 36 stockholders of record.

Dividends. We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Equity Compensation Plans. We do not have any equity compensation plans.

Sale of Unregistered Securities

The following tables and information sets forth all securities of the Registrant issued and sold within the past three years which were not registered under the Act.

Date	Title	Shares Issued	Persons	Consideration
02/05/2013	Common Stock	388,889	Isaac Berezovski	Subscription at $0.09 per share pursuant to Reg S.
02/07/2013	Common Stock	55,556	Amir Uziel	Subscription at $0.09 per share pursuant to Reg S.
03/27/2013	Common Stock	388,889	Amir Uziel	Subscription at $0.09 per share pursuant to Reg S.
03/27/2013	Common Stock	166,667	L & L Holding Ltd. (1)	Subscription at $0.09 per share pursuant to Reg S.
04/04/2013	Common Stock	166,667	Common Market Development Ltd. (2)	Subscription at $0.09 per share pursuant to Reg S.
04/09/2013	Common Stock	111,112	Lavi Krasney	Subscription at $0.09 per share pursuant to Reg S.
04/09/2013	Common Stock	111,112	Isaac Beresovski	Subscription at $0.09 per share pursuant to Reg S.
04/07/2014	Common Stock	8,334	Ten West Holding Ltd. (3)	For services provided valued at $0.39 per share, Section 4(2).
05/14/2014	Common Stock	2,000,000	Int. Executive Consulting SPRL. (4)	For equipment valued at $180,000, Section 4(2).

(1) The principal of L & L Holdings S.R.L. is Ruiz Diaz Rolon Rosa, a resident of Argentina.
(2) The principal of Common Market Development Ltd. is Mr. Isaac Berezovski, a resident of Argentina.
(3) The principal of Ten West Holding Ltd is Marc Spitzer, a US resident.
(4) The principal of International Executive Consulting SPRL. is Mr. Leib Zadenberg, a resident of Belgium.
(5) The principal of IMWT Holdings Ltd. is John Shafat, a resident Austria.
(6) The principal of Tena Holdings GmbH. is Mrs. Luba Varhaft, a resident of Austria.

In November 2015, the Registrant issued restricted shares upon the conversion of convertible notes to the accredited investors set forth below.

Name	Date of Conversion	Conversion Rate	Common Stock Issued
Amir Uziel	11/05/2015	$0.30	98,246
Dana Beresovski	11/05/2015	$0.30	140,717
Lavi Krasney	11/05/2015	$0.30	57,140
Common Market Development Ltd. (2)	11/05/2015	$0.30	20,629
Galia Zadenberg	11/05/2015	$0.30	40,216
IMWT Holdings Ltd. (5)	11/05/2015	$0.30	38,736
Asher Mediouni	11/05/2015	$0.30	36,500
Zikri Zusa	11/05/2015	$0.30	36,227
Tena Holdings GmbH (6)	11/05/2015	$0.30	10,270

The Registrant issued the original fourteen convertible notes totaling the principal amount of $122,000 and accrued interest of $21,609 between July 2013 and October 2015 for a total of $143,604. The notes were converted at a price of $0.30 per share. Each of the individuals listed in the table represented to the Registrant their status as "accredited investors."

On the dates set forth in the table below, the Registrant issued and sold restricted securities to the individuals and entities in the table below in reliance upon the exemptions provided in Section 4(2) of the Securities Act of 1933, as amended (the "Act") and in reliance upon Regulation S or, in the instance of one individual, Regulation D, promulgated by the United States Securities and Exchange Commission under the Act. The shares of the Registrant's common stock, par value $0.0001 (the "Shares") issued pursuant to the Subscription Agreements were pursuant to a Unit Offering, each consisting of one Share and one Class A Warrant exercisable to purchase one additional Share at $1.00 for a period of 24 months.

Name of Issuee	Date of Transaction	Number of Shares	Consideration/Valued (2)	Bases for Issuance
PT Kinerja Indonesia	03/21/2016	1,333,333	(1)	Services
PT Stareast Asset Management	12/29/2015	500,000	$0.50 per unit	Subscription Agreement
PT Stareast Asset Management	01/11/2016	140,000	$0.50 per unit	Subscription Agreement
Firman Eddy Limas	01/11/2016	140,000	$0.50 per unit	Subscription Agreement
Christopher Danil	01/20/2016	20,000	$0.50 per unit	Subscription Agreement
Eric Wibowo	01/19/2016	40,000	$0.50 per unit	Subscription Agreement
Henful Pang	01/19/2016	40,000	$0.50 per unit	Subscription Agreement
Hendro Tjahjono	12/31/2015	20,000	$0.50 per unit	Subscription Agreement
Jusuf Budianto	01/13/2016	20,000	$0.50 per unit	Subscription Agreement
Lau Kin Harn	01//13/2016	20,000	$0.50 per unit	Subscription Agreement
Stephanus Titus Widjaja	01/19/2016	20,000	$0.50 per unit	Subscription Agreement
Stephen Kurniadi	12/31/2015	20,000	$0.50 per unit	Subscription Agreement
Andy Litansen	01/19/2016	30,000	$0.50 per unit	Subscription Agreement
Djoahan Farida	02/02/2016	150,000	$0.50 per unit	Subscription Agreement
Silvia Silvia	02/02/2016	50,000	$0.50 per unit	Subscription Agreement
Alfred Herman Goenawan	02/26/2016	200,000	$0.50 per unit	Subscription Agreement
Jeffrey Nah Kim Boon	03/21/2016	20,000	$0.50 per unit	Subscription Agreement
Daniel Yohansha	03/01/2016	20,000	$0.50 per unit	Subscription Agreement
Syahid Liga Lie	05/19/2016	200,000	$0.50 per unit	Subscription Agreement
Peter Paschal Korompis	05/05/2016	100,000	$0.50 per unit	Subscription Agreement
Nicholas Augustinus Budiman	05/19/2016	20,000	$0.50 per unit	Subscription Agreement
Jusuf Chandra	05/19/2016	20,000	$0.50 per unit	Subscription Agreement
Iskandar Tanuseputra	05/19/2016	20,000	$0.50 per unit	Subscription Agreement
Shalom Amsalem	06/15/2016	300,000	$0.77 per share	For services provided valued at $231,000
Total Shares Issued		3,443,333

(1) The 1,333,333 Shares issued to PT Kinerja Indonesia pursuant to a Services Agreement dated February 19, 2016, a copy of which is filed as exhibit 10.7 to the Company's Form 8-K on March 23, 2016, do not vest until eighteen months from that date but do have voting rights on all matters submitted to the vote of the Registrant's shareholders.

The Registrant issuance of the above restricted Shares was in reliance upon the exemption from registration pursuant to Section 4(2) and Regulation S promulgated by the SEC under the Act.

The Registrant's acceptance of the above note and restricted share subscriptions and the issuances of restricted shares immediately after the Effective Date were in reliance upon the exemption from registration pursuant to Section 4(2) of the Act and Regulation S promulgated by the SEC under the Act with respect to all Investors except for those persons designated as U.S. residents. With respect to the U.S. Investors, the Registrant relied upon exemption from registration pursuant to Section 4(2) of the Act and Regulation D promulgated by the SEC under the Act.

Purchases of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We retired 333,333 shares of our common stock during the fiscal year ended December 31, 2015.

Penny Stock Considerations

Our Common Stock will be deemed to be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our Common Stock, which may affect the ability of Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock even if our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may be decreased, with a corresponding decrease in the price of our Common Stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Consolidated Balance Sheets
As of June 30, 2016 (Unaudited) and December 31, 2015 (Audited)

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$276,803	$81
Restricted cash	-	250,113
Prepaid expenses	59,181	-
Total current assets	335,984	250,194

Equipment, net of accumulated depreciation of $86 and $0, respectively.	1,636	-
Total assets	$337,620	$250,194

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable - trade	$81,426	$-
Accrued expenses	7,142	-
Accrued interest	-	15
Unissued stock subscriptions	-	250,013
Notes payable	-	24,439
Total current liabilities	88,568	274,467

Total liabilities	88,568	274,467

Stockholders' equity (deficit):
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $0.0001 per share; 500,000,000 shares authorized;
8,127,036 shares issued and outstanding at June 30, 2016 and
4,653,680 shares issued and outstanding at December 31, 2015	812	465
Additional paid-in capital	3,223,858	863,093
Accumulated deficit	(2,975,618)	(887,831)
Accumulated other comprehensive loss	226	-
Total stockholders' equity (deficit)	249,052	(24,273)
Total liabilities and stockholders' equity	$337,620	$250,194

See notes to unaudited interim consolidated financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2016 and 2015 (Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenue	$-	$-	$-	$-
Expenses:
General and administrative	728,653	15,886	2,078,804	25,034
Depreciation expense	86	-	86	-
Total general and administrative expenses	728,739	15,886	2,078,890	25,034

(Loss) from operations	(728,739)	(15,886)	(2,078,890)	(25,034)

Other income (expense):
Interest expense	109	(3,585)	106	(6,900)
Amortization of debt discount	-	(8,921)	-	(24,896)
Loss on extinguishment of debt	-	-	(9,003)	-
Total costs and expenses	(728,630)	(28,392)	(2,087,787)	(56,830)

Net loss before income taxes	(728,630)	(28,392)	(2,087,787)	(56,830)
Income taxes	-	-	-	-
Net loss	$(728,630)	$(28,392)	$(2,087,787)	$(56,830)

Basic and diluted per share amounts:
Basic and diluted net loss	$(0.10)	$(0.01)	$(0.30)	$(0.01)

Weighted average shares outstanding (basic and diluted)	7,592,630	4,508,333	7,006,372	4,508,333

See notes to unaudited interim consolidated financial statements.

KINERJAPAY CORP.
Consolidated Statements of Comprehensive Loss
For the Three and Six Months Ended June 30, 2016 and 2015 (Unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net loss	$(728,630)	$(28,392)	$(2,087,787)	$(56,830)
Foreign currency translation adjustments	226	-	226	-
Total comprehensive loss, net of tax	$(728,404)	$(28,392)	$(2,087,561)	$(56,830)

See notes to unaudited interim consolidated financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2016 and 2015 (Unaudited)

	For the	For the
	Six Months Ended	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net loss	$(2,087,787)	$(56,830)
Adjustments required to reconcile net loss to cash used in operating activities:
Depreciation and amortization	86	-
Amortization of debt discount	-	24,896
Loss on extinguishment of debt	9,003	-
Common stock issued for services	1,431,133	-
Changes in net assets and liabilities:
(Increase) decrease in prepaid expenses	(59,181)	-
Increase (decrease) in accounts payable	81,426	-
Increase (decrease) in accrued liabilities	7,127	10,726
Net cash used in operating activities	(618,193)	(21,208)

Cash flows from investing activities:
Purchase of equipment	(1,722)	-
Cash used in investing activities	(1,722)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	654,987	-
Proceeds from debt	-	20,000
Principal payments made on debt	(8,689)	-
Net cash provided by financing activities	646,298	20,000

Foreign currency adjustment	226	-

Change in cash	26,609	(1,208)
Cash - Beginning of period	250,194	1,824
Cash - End of period	$276,803	$616

Supplemental Cash Flow Disclosure:
Non-cash transactions:
Debt discount attributable to beneficial conversion feature	$-	$13,333
Stock issued to settle debt	$15,750	$-
Issuance of shares for restricted cash	$250,013	$-

See notes to unaudited interim consolidated financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Notes to Unaudited Consolidated Financial Statements

1. The Company and Significant Accounting Policies

Organizational Background

KinerjaPay Corp. ("Kinerja" or the "Company") is a Delaware corporation and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on February 12, 2010. The business plan of the Company was to develop a commercial application of the design in a patent of a "Solar element and method of manufacturing the same". On November 10, 2015, this plan was abandoned and all related contracts and agreements rescinded.

On December 1, 2015, the Company entered into a license agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping and is among the first portals to allow users the convenience to top-up phone credit. In conjunction with the agreement the Company changed its name from Solarflex Corp. to KinerjaPay Corp. On April 6, 2016, P.T. Kinerja Pay Indonesia a subsidiary was organized under the laws of Indonesia.

The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Basis of Presentation:

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established sufficient revenue to cover its operating costs, and as such, has incurred an operating loss since inception. As of June 30, 2016, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Principles of Consolidation:

The financial statements include the accounts of KinerjaPay Corp. and its wholly owned subsidiary PT KinerjaPay, Indonesia. All significant inter-company balances and transactions have been eliminated.

Significant Accounting Policies

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents:

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents. There were no cash equivalents as of June 30, 2016 and December 31, 2015.

Property and Equipment:

New property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets:

We review the recoverability of our long-lived assets including equipment, goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Stock Based Compensation:

Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company's common stock, the estimated volatility of the Company's common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company's Own Stock:

We account for obligations and instruments potentially to be settled in the Company's stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company's own stock.

Fair Value of Financial Instruments:

 FASB ASC 825, "Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At June 30, 2016 and December 31, 2015, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Fair Value Measurements:

 The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:
- Quoted prices for similar assets or liabilities in active markets;
- Quoted prices for identical or similar assets or liabilities in inactive markets;
- Inputs other than quoted prices that are observable for the asset or liability;
- Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The assets or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The following table presents assets that were measured and recognize at fair value on June 30, 2016 and December 31, 2015.

Fair Value Measurements at June 30, 2016
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

Fair Value Measurements at December 31, 2014
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the periods ended June 30, 2016 and 2015, there were no significant transfers of financial assets or financial liabilities between the hierarchy levels.

Revenue Recognition:

Our principal products and services are: (i) our electronic payment service ("EPS") and (ii) our virtual marketplace both of which are available on our portal under the domain name KinerjaPay.com. Through our Portal and Mobile App, we provide EPS to consumers and merchants. Our EPS provides an affordable, secure and reliable method to consumers and merchants, as well as friends and family, to pay and transfer money using electronic devices (e.g., mobile, tablets and personal computers). In addition, consumers, merchants and businesses of all sizes can accept payments from merchant websites and mobile devices. Our EPS service enables consumers to conveniently pay utility bills, phone bills, credit card payments and add credit to their cell phone accounts. We developed a proprietary digital e-wallet software, which provides users with the ability to complete EPS transactions safely and conveniently. The e-wallet acts as an escrow account as payments will only be released to the seller once the buyer has received the product. We recognize revenue as a percentage the dollar value of each at the completed transaction.

We pay transaction fees as follows: (i) 3.9% + $0.30 when senders fund payment transactions using PayPal; (ii) no fees when customers fund payment transactions by electronic transfer of funds from a bank accounts; and (iii) fees of $0.25 to $0.50 per transaction if customers fund payment transactions by using a third party payment gateway.

Earnings per Common Share:

We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Common Stock Split

On January 15, 2016, we declared a reverse split of our common stock. The formula provided that every thirty (30) issued and outstanding shares of common stock of the Corporation be automatically split into one (1) share of common stock. The reverse split was effective upon receipt of approval from FINRA. Except as otherwise noted, all share, option and warrant numbers have been restated to give retroactive effect to this split. All per share disclosures retroactively reflect post-split shares.

Income Taxes:

We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions:

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of FASB ASC 740-10, Accounting for Uncertain Income Tax Positions, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2009. We are not under examination by any jurisdiction for any tax year. At June 30, 2016 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under FASB ASC 740-10.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-03, "Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Currently, debt issuance costs are recognized as deferred charges and recorded as other assets. The guidance is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted and is to be implemented retrospectively. Adoption of the new guidance will only affect the presentation of the Company's consolidated balance sheets and will have no impact to our financial statements.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

The accompanying balance sheet as of June 30, 2016, which was derived from audited financial statements, and the unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These financial statements should be read in conjunction with the audited financial statements and related notes for the fiscal year ended December 31, 2015, included in the Company's Annual Report on Form 10-K covering that period.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions. The results of operations for the periods presented are not necessarily indicative of the results for the full fiscal year or any future period.

In the opinion of management, the information furnished in these interim financial statements reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three and six-month periods ended June 30, 2016 and 2015. All such adjustments are of a normal recurring nature. The Financial Statements do not include some information and notes necessary to conform to annual reporting requirements.

2. Stockholders' Equity

On January 15, 2016 we amended our certificate of incorporation to increase authorized capital to include 10 million shares of $.0001 par value preferred shares. No preferred shares have been issued.

Transactions in our Common Stock

Stock issued upon conversion of debt- On February 19, 2016 we issued 30,000 shares of our common stock in settlement of $15,750 in accounts payable. The settlement resulted in a loss of $9,003.

Stock issued upon completion of Regulation S Offering

We received $654,987 during the six months ended June 30, 2016 and $250,013 in Q4 of 2015 through a placement of common stock units. Each unit consists of one share of common stock and one warrant to purchase common stock. The units were sold for the offering price of $0.50 per unit. The warrants are exercisable at $1.00 and expire two years from the date of issuance. The relative fair market value of the common stock issued is $359,146 and the relative fair market value of the warrants is $415,854.

Stock Issued for Services

On February 19, 2016, we issued 1,333,333 shares of our common stock to Mr. Ng (an officer and director of the company) individually and as control person of PT Kinerja as payment for services as part of a service agreement resulting from the license agreement. The shares were valued at the closing price as of the date of the agreement ($0.9001) and resulted in full recognition of $1,200,133 in consulting services expense.

On June 15, 2016, we issued 300,000 shares of our common stock to an unrelated party as payment for a service agreement. The shares were valued at the closing price as of the date of the agreement ($0.77) and resulted in full recognition of $231,000 in consulting services expense.

3. Related Party Transactions not Disclosed Elsewhere

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Pursuant to the License Agreement and in consideration for the payment of royalties, the Company has been granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-Wallet service for bill transfer and online shopping having advanced functionality and "gamification" features, among others, and is among the first portals to allow users the convenience to top-up phone credit. Mr. Ng is a control person of PT Kinerja and a controlling shareholder and board member of KinerjaPay Corp. PT Kinerja Indonesia provides all necessary R&D, technical support, procurement/logistic and IT operational services and other technology support needed to operate our Portal. On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. The licensing agreement requires a 1% royalty on sales generated by the Company. The company plans to conduct operations through its subsidiary P.T. Kinerja Pay Indonesia which was formed on April 6, 2016.

4. Going Concern

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established sufficient revenue to cover its 2016 operating costs, and as such, has incurred an operating loss since inception. As of June 30, 2016, the Company'scashhresources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

5. Subsequent Events

There were no other material subsequent events following the period ended June 30, 2016 and throughout the date of the filing of Form 10-Q.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Back to Table of Contents

To the Board of Directors
KinerjaPay Corp. (formerly Solarflex Corp.)

We have audited the accompanying balance sheets of KinerjaPay Corp. (formerly Solarflex Corp.) as of December 31, 2015 and 2014 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KinerjaPay Corp. as of December 31, 2015 and 2014 and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
February 11, 2016

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Balance Sheets
As of December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$81	$1,824
Restricted cash	250,113	-
Total current assets	250,194	1,824
Total Assets	$250,194	$1,824

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accrued expenses	$-	4,150
Accrued interest	15	9,810
Unissued stock subscriptions	250,013	-
Notes payable	24,439	-
Convertible notes payable, net of discount of $0 and $21,725, respectivly.	-	77,275
Total current liabilities	274,467	91,235

Total liabilities	274,467	91,235

Stockholders' Deficit:
Common stock, par value $0.0001 per share; 500,000,000 shares authorized;
4,653,679 shares issued and outstanding at December 31, 2015 and
4,508,333 shares issued and outstanding at December 31, 2014	465	451
Additional paid-in capital	863,093	504,865
Accumulated deficit	(887,831)	(594,727)
Total stockholders' deficit	(24,273)	(89,411)
Total Liabilities and Stockholders' Deficit	$250,194	$1,824

The accompanying notes to financial statements are an integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statements of Operations
For the Years ended December 31, 2015 and 2014

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014

Revenue	$-	$-
Expenses:
General and administrative	44,932	108,240
Total general and administrative expenses	44,932	108,240

(Loss) from operations	(44,932)	(108,240)

Other income (expense)
Interest expense	(11,809)	(9,161)
Amortization of debt discount	(37,058)	(70,864)
Loss of extinguishment of debt	(199,305)	-
Total expense	(293,104)	(188,265)

Provision for income taxes	-	-
Net (loss)	$(293,104)	$(188,265)

(Loss) per common share:
(Loss) per common share - basic and diluted	$(0.06)	$(0.04)

Weighted average number of common shares outstanding (basic and diluted)	4,542,505	4,506,118

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2015 and 2014

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance at December 31, 2013	4,500,000	$450	$394,366	$(406,462)	$(11,646)
Beneficial conversion feature	-	-	78,000	-	78,000
Stock issued for services	8,333	1	32,499	-	32,500
Net loss for the year	-	-	-	(188,265)	(188,265)
Balance at December 31, 2014	4,508,333	$451	$504,865	$(594,727)	$(89,411)
Beneficial conversion feature	-	-	15,333	-	15,333
Loss of debt extinguishment	-	-	199,305	-	199,305
Stock issued to settle debt and accrued interest	478,681	47	143,557	-	143,604
Cancelled shares	(333,333)	(33)	33	-	-
Net loss for the year	-	-	-	(293,104)	(293,104)
Balance at December 31, 2015	4,653,679	$465	$863,093	$(887,831)	$(24,273)

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statements of Cash Flows
For the years ended December 31, 2015 and 2014

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net loss	$(293,104)	$(188,265)
Adjustments required to reconcile net (loss) to net cash (used in) operating activities:
Amortization of debt discount	37,058	70,864
Loss on extinguishment of debt	199,305	-
Common stock issued for services	-	32,500
Changes in net assets and liabilities:
Increase (decrease) in accounts payable and accrued liabilities	7,659	6,754
Net cash used in operating activities	(49,082)	(78,147)

Cash flows from financing activities:
Proceeds of debt	47,439	79,000
Proceeds from restricted common stock offering	250,013	-
Net cash provided by financing activities	297,452	79,000

Net (decrease) increase in cash	248,370	853
Cash - Beginning of period	1,824	971
Cash - End of period	$250,194	$1,824

Supplemental Disclosure of Non-Cash Transactions:
Debt discount attributable to beneficial conversion feature	$15,333	$78,000
Stock issued to settle debt and accrued interest	$143,604	$-
Stock returned to treasury	$1,000	$-

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Notes to Financial Statements

1. The Company and Significant Accounting Policies

Organizational Background: KinerjaPay Corp. (formely Solarflex Corp.) ("Kinerjapay" or the "Company") is a Delaware corporation and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on February 12, 2010. The business plan of the Company was to develop a commercial application of the design in a patent of a "Solar element and method of manufacturing the same." The Company intended to produce a prototype, and manufacture and market the product and/or seek third party entities interested in licensing the rights to manufacture and market the device. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Basis of Presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. As of December 31, 2015, the cash resources of the Company were insufficient to meet its current business plan, and the Company had negative working capital. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of up tothreeemonths or less to be cash or cash equivalents. There were no cash equivalents as of December 31, 2015 and 2014.to be cash or cash equivalents. There were no cash equivalents as of December 31, 2015 and 2014.

Property and Equipment: New property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets: We review the recoverability of our long-lived assets including equipment, goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company's common stock, the estimated volatility of the Company's common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company's Own Stock: We account for obligations and instruments potentially to be settled in the Company's stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments, which addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company's own stock.

Fair Value of Financial Instruments: FASB ASC 825, "Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2015 and 2014, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Fair Value Measurements: The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:
- Quoted prices for similar assets or liabilities in active markets;
- Quoted prices for identical or similar assets or liabilities in inactive markets;
- Inputs other than quoted prices that are observable for the asset or liability;
- Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The assets or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The following table presents assets that were measured and recognize at fair value on December 31, 2015 and 2014 and the years then ended on a recurring basis:

Fair Value Measurements at December 31, 2015
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

Fair Value Measurements at December 31, 2014
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the fiscal periods ended December 31, 2015 and 2014, there were no significant transfers of financial assets or financial liabilities between the hierarchy levels.

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions: When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about their merits or the amount of the position that would be ultimately sustained. In accordance with the guidance of FASB ASC 740-10, Accounting for Uncertain Income Tax Positions, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2009. We are not under examination by any jurisdiction for any tax year. At December 31, 2015 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under FASB ASC 740-10.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-03, "Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Currently, debt issuance costs are recognized as deferred charges and recorded as other assets. The guidance is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted and is to be implemented retrospectively. Adoption of the new guidance will only affect the presentation of the Company's consolidated balance sheets and will have no impact to our financial statements.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

2. Stockholders' Equity

Transactions in our Common Stock in 2015

Stock issued upon conversion of debt: On November 5, 2015, we issued 478,681 shares in settlement of $122,000 in convertible notes payable plus accrued interest of $21,604. The conversion occurred within the terms of the promissory notes and no gain or loss resulted.

Stock issuable upon completion of Reg S offering: Beginning December 2015 we offered for sale common shares through a placement of common stock units. Each unit consists of one share of common stock and one warrant to purchase common stock. The units are to be sold for the offering price of $0.50 per unit. The warrants are exercisable at $1.00 and expire two years from the date of issuance. The offering calls for a minimum of $500,000 to be raised up to a maximum of $2,500,000. As of December 31, 2015 $250,013 has been subscribed for and received upon the sale of 500,000 units. Until the minimum is raised the company may be obligated to return any proceeds received to the investors. Accordingly, proceeds received up to the minimum amount are carried as restricted cash and reflect a corresponding refund obligation under current liabilities. Upon completion and as a condition of the offering, the company is required to effect a 1:30 reverse split of its common shares.

Stock returned to treasury and cancelled: On November 10, 2015, we entered into an Asset Purchase Rescission Agreement with IEC together with Mr. Edwin Witarsa Ng, a resident of Indonesia. Under the terms of the agreement we transferred and assigned all right, title and interest in the equipment back to IEC. IEC returned 333,333 shares to the Company and Mr. Ng acquired 1,666,667 shares directly from IEC and became a Board member. The carrying value of the equipment at the date of the rescission agreement was $0.

Transactions in our Common Stock in 2014

In 2014, we issued 8,333 shares of our common stock valued at $0.13 or $1,083 as consideration for services. The shares were valued using the closing price at the date of grant.

3. Related Party Transactions Not Disclosed Elsewhere

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Pursuant to the License Agreement and in consideration for the payment of royalties, the Company has been granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping having advanced functionality and "gamification" features, among others, and is among the first portals to allow users the convenience to top-up phone credit. Mr. Ng is a control person of PT Kinerja and a controlling shareholder and board member of Solarflex.

4. Notes Payable

On October 6, 2015 the conversion price on all outstanding notes was reduced from $0.03 to $0.01 per share effective September 30, 2015. At the time of modification there were nine notes outstanding with principal amounts ranging from $3,000 to $35,000. It was determined that the modification resulted in derecognition of the old notes and recognition of the new notes. Accordingly, the remaining unamortized discount of $4,028 was immediately expensed and the aggregate fair value of the modified conversion terms of $199,305 was recognized as a loss on debt extinguishment in 2015.

During 2015 the Company signed five unsecured promissory notes with unrelated parties for an aggregate of $31,689. Three of these notes consisting of $23,000 in principal converted to common stock pursuant to the revised terms described above. At December 31, 2015 two unsecured promissory notes totaling $8,689 remain outstanding. The notes do not contain a conversion feature and bear interest at 1% per annum. The notes are due in October and November of 2016. In addition, the company benefitted from the payment of expenses of $15,750 in 2015 recognized as a short term obligation and carries no specific terms of interest or maturity.

In accordance with ASC 470, the Company has analyzed the beneficial nature of the initial conversion terms of the three convertible notes and determined that a beneficial conversion feature (BCF) exists because the effective conversion price was less than the quoted market price at the time of the issuance. The Company calculated the value of the BCF using the intrinsic method as stipulated in ASC 470. The BCF of $15,333 has been recorded as a discount to the notes payable and to Additional Paid-in Capital.

For the year ended December 31, 2015 the Company has recognized $11,809 in interest expense related to the notes and has amortized $37,058 of the discount arising from the beneficial conversion feature.

For the year ended December 31, 2014 the Company has recognized $9,161 in interest expense related to the convertible notes and has amortized $70,864 of the beneficial conversion feature.

5. Income Taxes

We have adopted ASC 740 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Our net operating loss carryovers incurred prior to 2008 considered available to reduce future income taxes were reduced or eliminated through our recent change of control (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c).

We have a current operating loss carry-forward of $ 476,993 resulting in deferred tax assets of $166,948. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry forwards before full utilization.

		December 31
		2015		2014
Individual components giving rise to the deferred tax assets are as follows:	$		$
Future tax benefit arising from net operating loss carryover		166,948		114,025
Less valuation allowance		(166,948)		(114,025)
Net deferred		$-		$-

The Company is not under examination by any jurisdiction for any tax year. Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2009.

6. Future Commitment

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. The licensing agreement requires a 1% royalty on sales generated by Solarflex.

Cancellation of Previous Agreement

On November 10, 2015, the Asset Purchase Rescission Agreement with IEC effectively cancelled the Patent Sale Agreement whereby the Company acquired all of the rights, title and interest in the patent known as the "Solar element and method of manufacturing the same". In consideration of the rescission the Company is released from all terms and is no longer obligated to pay any royalties under that agreement and has returned all related equipment.

7. Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no source of revenue to cover its 2016 operating costs, and as such, has incurred an operating loss since inception. As of December 31, 2015, the Company'scashhresources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

8. Subsequent Events

As of January 20, 2016, the full minimum subscription proceeds of $500,000 were received. Upon reaching the minimum the company is obligated to implement a reverse split of the issued and outstanding shares of common stock on a 1 for 30 basis and execute a name change to KinerjaPay Corp. These corporate actions will not become effective until the Corporation receives approval from FINRA.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of  forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which refer to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to enable an increase in solar energy conversion and provide energy at a lower cost. We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype. We determined during the 4th quarter of 2015 to evaluate potential business opportunities.

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce portal.

In connection with the License Agreement, we agreed to: (i) change the name of the Company from Solarflex Corp to KinerjaPay Corp.; (ii) implement a reverse split of our common stock on a one-for-thirty (1:30) basis; and raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 share of common stock (post-reverse) and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional share of common stock (post-reverse) at $1.00. The Unit Offering was made only to "accredited investors" who are not U.S. Persons in reliance upon Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, we have raised $905,000 under the Unit Offering, while the Unit Offering is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty reverse stock split became effective. The Company's shares of common stock are subject to quotation on the OTCQB market under the symbol KPAY.

On August 31, 2016, the Registrant and its wholly-owned Indonesian subsidiary, PT. Kinerja Pay Indonesia, entered into an a Cooperation and Service Agreement with Black Grace Investment Ltd, organized under the laws of the British Virgin Island ("Black Grace") and its affiliate, PT. Pay Secure Online Indonesia, organized under the laws of Indonesia. Pursuant to this Agreement, PT/ PaySec granted PT. Kinerja Pay the right to use the PT. PaySec's payment services ("Payment Services") under a revenue sharing arrangement. As consideration for the use of the Payment Services, the Registrant agreed to issue 200,000 restricted shares to Black Grace or its designee. As further consideration for the use of the Payment Services, the Parties agreed that to share the net revenues generated from the use of the Payment Services and e-wallet and payment gateway technology on a 50/50 basis.

On September 8, 2016, PT. Kinerja Pay entered into a second Cooperation and Service Agreement with PT. Indonesia Enam Dua, organized under the laws of Indonesia ("PT.IED"), which owns 62hall.co.id, an integrated wholeseller and online shop that sells online a wide range of products and services, an online search engine and extensive customer services. Pursuant to this Agreement, the parties agreed to share resources in connection with the development of PT, Kinerja Pay's new e-commerce portal, KinerjaMall.com. In consideration for PT.IED's services, the parties agreed to allocate the profits, defined as an item's selling price on KinerjaMall.com minus the cost price of the item sold, 90% to PT. Kinerja Pay and 10% to PT.IED.

Our principal products and services are (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants increase their loyalty to our services.

While the Registrant began operating activities in May 2016, it did not have in place the infrastructure to conduct billing and collections. We expect to generate revenues from sales of our Portal services during the remainder of 2016.

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is becoming an economic power in the Southeast Asia region. Over 50% of its population is below the age of 30 and we believe that the young Indonesian population is highly adaptive to new technology. The rise of Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group.

Notwithstanding our belief that our Portal represents a significant advance as compared to other Indonesian portals, there are a number of potential difficulties that we might face, including the following:

• We may not be able to raise sufficient additional funds to fully implement our business plan and grow our business;
• Competitors may develop alternatives that render our Portal services redundant or unnecessary;
• Our proprietary technology may be shown to have characteristics that may render it insufficient for our business;
• Our Portal may not become widely accepted by consumers and merchants; and
• Strict, new government regulations and inappropriate e-commerce policies, especially in an emerging economy such as Indonesia, may hinder the growth of the e-commerce market.

To date, we raised $905,000 in equity capital and we may be expected to require up to an additional $2.5 million in capital during the next 12 months to fully implement our business plan and fund our operations.

Results of Operations during the three months ended June 30, 2016 as compared to the three months ended June 30, 2015

During the three months ended June 30, 2016 and 2015, we did not generate revenues. During the three months ended June 30, 2016, we had operating expenses related to general and administrative expenses being a public company and interest expenses. During the three months ended June 30, 2016, we incurred a net loss of $728,630 due to general and administrative expenses of $728,653, depreciation expense of $86 and interest expenses of $109. During the three months ended June 30, 2015, we incurred a net loss of $28,392 due to general and administrative expenses of $15,886, interest expenses of $3,585 and expenses related to amortization of debt discount of $8,921. The significant increase in net loss during the three month ended June 30, 2106 as compared to the same period in the prior year was mainly due to increased professional fees and non-cash compensation expenses.

Results of Operations during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015

During the six months ended June 30, 2016 and 2015, we did not generate revenues. During the six months ended June 30, 2016, we had operating expenses related to general and administrative expenses being a public company, amortization expenses and interest expenses. During the six months ended June 30, 2016, we incurred a net loss of $2,087,787 due to general and administrative expenses of $2,078,804, depreciation expense of $86, interest expenses of $106 and a loss on extinguishment of debt of $9,003. During the six months ended June 30, 2015, we incurred a net loss of $56,830 due to general and administrative expenses of $25,034, interest expenses of $6,900 and expenses related to amortization of debt discount of $24,896.

Liquidity and Capital Resources

On June 30, 2016, we had $335,984 in current assets represented by $276,803 in cash and $59,181 in prepaid expenses. On December 31, 2015, we had $250,194 in current assets consisting of $81 in cash and $250,113 in restricted cash.

We had fixed assets of $1,636 as of June 30, 2016 and $0 as of December 31, 2015. We had total assets of $337,620 as of June 30, 2016 and $250,194 as of December 31, 2015.

As of June 30, 2016, we had total current liabilities of $88,568 representing accounts payable of $81,426 and accrued expenses of $7,142. As of December 31, 2015, we had total current liabilities of $274,467 consisting of $15 in accrued interest, $250,013 in unissued stock subscriptions and $24,439 in short-term notes payable. We had no long-term liabilities as of June 30, 2016 and December 31, 2015.

We used $618,193 in our operating activities during the six months ended June 30, 2016, which was due to a net loss of $2,087,787 offset by depreciation expense of $86, a loss on extinguishment of debt of $9,003, non-cash compensation charges of $1,431,133, an increase in accounts payable of $81,426, an increase in other current liabilities of $7,127 and a decrease in prepaid expenses of $59,181.

We used $21,208 in our operating activities during the six months ended June 30, 2015, which was due to a net loss of $56,830 offset by amortization of debt discount expenses of $24,896 and an increase in accrued liabilities of $10,726.

We financed our negative cash flow from operations during the six-month period ended June 30, 2016 through the issuance of common stock of $654,987 reduced by payments of $8,689 related to principal payments on debt. We financed our negative cash flow from operations during the six-month period ended June 30, 2015 through proceeds of $20,000 from debt issuance.

We had investing activities of $1,722 during the six months ended June 30, 2016 related to the purchase of fixed assets and no investing activities during the same period in the prior year.

Availability of Additional Capital

Notwithstanding our success in raising over $905,000 from the private sale of equity securities in 2015 and during the six-months ended June 30, 2016 and our expectation that we will be successful in raising up to an additional $1.6 million during the next twelve months, there can be no assurance that we will continue to be successful in raising equity capital and have adequate capital resources to fund our operations or that any additional funds will be available to us on favorable terms or in amounts required by us. If we determine that it is necessary to raise additional funds, we may choose to do so through public or private equity or debt financing, a bank line of credit, or other arrangements. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

Any additional equity financing may be dilutive to our stockholders, new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. Debt or equity financing may subject us to restrictive covenants and significant interest costs.

Capital Expenditure Plan During the Next Twelve Months

To date, we raised $905,000 in equity capital and we may be expected to require up to an additional $1.6 million in capital during the next 12 months to fully implement our business plan and fund our operations. Our plan is to utilize the equity capital that we raise, together with anticipated cash flow from operations, to fund a very significant investment in sales and marketing, concentration principally on online advertising and incentivizing existing customers for the introduction of new customers, among other strategies. However, there can be no assurance that: (i) we will continue to be successful in raising equity capital in sufficient amounts and/or at terms and conditions satisfactory to the Company; or (ii) we will generate sufficient revenues from operations, to fulfill our plan of operations. Our revenues are expected to come from the sale of our portal services. As a result, we will continue to incur operating losses unless and until we are able to generate sufficient cash flow to meet our operating expenses and fund our planned sales and market efforts. There can be no assurance that the market will adopt our portal or that we will generate sufficient cash flow to fund our enhanced sales and marketing plan. In the event that we are not able to successfully: (i) raise equity capital and/or debt financing; or (ii) market and significantly increase the number of portal users and revenues from such users, our financial condition and results of operations will be materially and adversely affected and we will either have to delay or curtail our plan for funding our sales and marketing efforts."

Going Concern Consideration

Our registered independent auditors have issued an opinion on our financial statements which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our project and stay in business.

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of December 31, 2015 and 2014, we did not have any contractual obligations.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the year ended December 31, 2015, and are included elsewhere in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors were elected to serve until the next annual meeting of shareholders and until his respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present executive officers and directors:

Name	Age	Title
Edwin Witarsa Ng,	34	CEO and Chairman
Budi Sidarta Pranata	49	CFO
Deny Rahardjo	45	CEO of P.T. Kinerja Pay Indonesia

Edwin Witarsa Ng, 34, was appointed to the Board of Directors, with the position of Chairman, on November 15, 2015. In 2007, Mr. Ng founded PT Kinerja, an Information Technology company organized under the laws of Indonesia with offices located in Medan, Indonesia and operations throughout Indonesia. PT Kinerja operates through the following units, among others: (i) KinerjaHosting, which is engaged in the business of providing data hosting to Companies and/or individuals, as well as website domains and VPS services; (ii) KinerjaNet, which is engaged in the business of Internet Service Provider by providing internet connectivity to corporate offices, households, and internet cafes; and (iii) Kinerja Technology, which is engaged in the business of Application Development, mobile app development, website development, and Software implementation such as ERP and CRM Software. PT Kinerja also partnered with IBM to build the first Tier 2+ Data Center in Medan City (KDC Medan). In February 2015, Mr. Ng started the business of KinerjaPay, an e-commerce payment gateway with marketplace platform. Since 2007, Mr. Ng serves as CEO and president of PT. Stareast Sejahtera Group, a Real Estate Development company with operations in Medan, Pekanbaru, and Bintan Island , Indonesia. Since 2007, the company has built and opened hotels and apartment complexes, and conducted extensive development operations in Indonesia. In 2012, Mr. Ng established PT. Graha Pecatu Sejahtera, a Real Estate Development company for which he has served as CEO & President, and built a four star rated Condotel in BALI. Mr. Ng has other business interests engaged in asset management, tire distribution, marketing consultancy and hospitality.

Mr. Ng intends to devote 20% of his professional time to the business affairs of the Registrant.

Mr. Ng received his undergraduate degree from the University of Southern California (USC) School of Engineering, Los Angeles, CA in 2002 with a major in Management Information Systems and a Minor in SAP Implementation Systems and his post-graduate degree from the University of Toronto in 2004 with a major in Information Science.

The Board of Directors has concluded that Mr. Ng should serve as Director because of his extensive and diverse experience working with development teams and managing development efforts, which experiences he gained while working at and managing the above-referenced entities.

Budi Sidarta Pranata, 49, a Certified Public Accountant and Certified Financial Analyst, has over twenty-five years of experience as a CFO and/or finance director working for firms involved in the manufacturing and retail industries, both in multinational and regional, with expertise in the areas of financial reporting, budgeting and financial forecasting, system development, cash management, cost accounting, corporate accounting and tax matters, among other areas.

During the past five years, Mr. Pranata has served as CFO and Service Director of Zalora, Asia's leading Online Fashion retailer with operations throughout Southeast Asia, Australia and New Zealand from January 2014 to May 2016. From September 2009 to December 2013, Mr. Pranata was Finance Director at Yupi Indo Jelly Gum, the Indonesia's biggest candy manufacturer with world-wide distribution in Asia, North America, Europe and the Middle East.

Mr. Pranata intends to devote 20% of his professional time to the business affairs of the Registrant.

Mr. Pranata received his Doctoral degree in Management from Kaizen School of Business Management, Mumbai, India in 2010, his MBA degree from Institute Management Newport Indonesia in 1994 and his Bachelor's degree in Accounting from the University of Indonesia.

Deny Rahardjo, 45, Chief Executive Officer of P.T. Kinerja Pay Indonesia since April 2016, has over twenty five years of experience in information technology (IT) management, with responsibilities including IT strategies, operations, planning and budgeting, service management and project management. From August 2015 to April 2016, Mr. Rahardjo worked as an independent business consultant providing IT and management consulting services startup companies in Singapore. From November 2013 until August 2015, Mr. Rahardjo served as Vice-President of Information Technology at Telstra Global PTE LTD, an international telecom and IT company based in Singapore. Mr. Rahardjo's duties at Telstra included the establishment of IT department goals, objectives, and operating procedures and the implementation of enterprise IT systems. From 2011 through November 2013, Mr. Rahardjo served as CIO (Senior Director) of Asia Pacific & China Polycom Asia Pacific PTE LTD, a Singapore-based IT services company, with duties including IT deployment for regional and national IT solutions to a diverse client base.

Mr. Deny Rahardjo received his Master of Business Administration (MBA Degree) in 1997 from Indonusa Esa Unggul University, Jakarta, Indonesia, with a major in Finance and his Bachelor Degree in Computer Science from STMIK Nina Nusantara, Jakarta, Indonesia in 1993.

Mr. Rahardjo intends to devote 70% of his professional time to the business affairs of P.T. Kinerja Pay Indonesia.

Each Director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Our executive officer serves at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual or other meeting of the Board of Directors and is qualified.

We do not compensate our director.

Our director, officers or affiliates have not, within the past ten years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Section 16(a) Compliance. Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Registrant's Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Registrant pursuant to Section 16(a). Based solely on the reports received by the Registrant and on written representations from reporting persons, the Registrant was informed that our CEO has filed reports as required under Section 16(a). Based solely on the reports received by the Registrant and on written representations from reporting persons, the Registrant was informed that our CFO has not filed reports as required under Section 16(a).

NASDAQ Rule 4200. The NASDAQ Rule 4200, which sets forth several tests to determine whether a director of a listed company is independent. Rule 4200 provides that a director would not be considered independent if the director or an immediate family member accepted any compensation from the listed company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence (excluding compensation for board or board committee service, compensation paid to an immediate family member as a non-executive employee, benefits paid under a tax-qualified retirement plan and non-discretionary compensation).

Director Independence. In determining whether or not our directors are considered independent, the Company used the definition of independence as defined in NASDAQ Rule 4200. We therefore believe that our director Edwin Witarsa Ng is not an independent director.

Directors' Term of Office. Our directors are elected to serve until the next annual meeting of shareholders and until their respective successors will have been elected and will have qualified.

Audit Committee and Financial Expert, Compensation Committee, Nominations Committee.We do not have any of the above mentioned standing committees because our corporate financial affairs and corporate governance are simple in nature at this stage of development and each financial transaction is approved by our sole officer or director.

Potential Conflicts of Interest.Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Executives or Directors.

Board's Role in Risk Oversight. The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company's financial risk exposures.

Involvement in Certain Legal Proceedings. We are not aware of any material legal proceedings that occurred within the past ten years related to our Directors or control persons which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting their participation in the securities industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

The following table depicts the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers during the fiscal years ending December 31, 2015, 2014 and 2013.

		Annual Compensation			Long Term Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Sergei Rogov, former CEO, CFO, Director (1)	2015	0	0	0	0	0	0
	2014	0	0	0	0	0	0
	2013	0	0	0	0	0	0
Jonathan Beresovsky, former CFO (2)	2013	0	0	0	0	0	0

(1) Sergei Rogov resigned as officer and director of the Registrant on April 1, 2016.
(2) Jonathan Beresovsky was the Company's CFO since inception and resigned on June 11, 2013 as an officer.

Compensation of Directors

We do not compensate our director.

Outstanding Equity Awards

None of our Directors or executive officers holds stock that has not vested or equity incentive plan awards. PT Kinerja Indonesia, an affiliate and controlled by our CEO, owns 1,333,333 shares, which do not vest until August 19, 2017.

Option Grants

There were no individual grants of stock options to purchase our Common Stock made to our executive officers

Aggregated Option Exercises and Fiscal Year-End Option Value

There were no stock options exercised during the year ending December 31, 2015 and 2014 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan ("LTIP") Awards

There were no awards made to a named executive officers in the last completed fiscal year under any LTIP.

Certain Relationships and Related Party Transactions and Director Independence

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Mr. Ng is the control person of PT Kinerja and a controlling shareholder, CEO and Chairman of the Company.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us in the years 2015 and 2014.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Act is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of shares of Common Stock of our Company as of October 14, 2016 that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. As of October 14, 2016, the Company had 8,127,036 shares of Common Stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (3)

Edwin Witarsa Ng, CEO and Chairman (1)	3,000,000	36.91%
Jl. Multatuli, No.8A
Medan, 20151, Indonesia

Budi Sidarta Pranata, CFO	0	0%
Jl. Multatuli, No.8A
Medan, 20151, Indonesia

P.T. Starest Asset Management (2)	640,000	7.87%
JI Gurindam 12 Lagoi RT. 003 RW. 001, Desa Sebong Lagoi Kec. Teluk Sebong Bintan
Kepulauan Riau, Indonesia

Total Officers (2 people)	3,000,000	36.91%

(1) Includes 1,333,333 held by PT Kinerja Indonesia. Mr. Ng, an Indonesian resident and citizen, exercises the sole voting and dispositive powers with respect to these shares. The 1,333,333 shares owned by PT Kinerja Indonesia were issued in connection with a services agreement. The shares will not vest until August 19, 2017, 18 months from the February 19, 2016, date of the agreement. Mr. Ng, our CEO and Chairman, owns directly 1,666,667 shares that are fully-vested.
(2) Mr. Wendy Teoh, an Indonesian resident and citizen, is the sole officer and director of P.T. Stareast Asset Management ("Stareast Asset Management") and exercises the sole voting and dispositive powers with respect to the shares of the Registrant's common stock owned of record and beneficially by Stareast Asset Management. Our CEO, Chairman and controlling shareholder, Mr. Edwin Witarsa Ng, is the controlling shareholder owning 80% of P.T. Stareast Sejahtera Group, another Indonesian corporation ("Stareast Sejahtera") which has an equity interest of 40% in Stareast Asset Management but has no representation on its Board of Directors nor does Mr. Ng have either: (i) any control over the business or management of Stareast Asset Management; or (ii) any voting or dispositive rights with respect to Stareast Asset management's shares.
(3) Applicable percentage ownership is based on 8,127,036 shares of Common Stock outstanding as of October 3, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of October 3, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Certain Related Party Transactions

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Pursuant to the License Agreement and in consideration for the payment of royalties, the Company has been granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-commerce services for bill transfer and online shopping. Mr. Ng is the control person of PT Kinerja and a controlling shareholder, CEO  and Chairman of the Company.

On February 19, 2016, we issued 1,333,333 shares of our common stock to Mr. Ng, our CEO, sole director and control person. Mr. Ng is the sole officer and directors and control person of PT Kinerja, the other party to this agreement, as payment for services as part of a service agreement resulting from the license agreement. The shares were valued at the closing price as of the date of the agreement ($0.9001) and resulted in full recognition of $1,200,133 in consulting services expense.

The services provided and to be provided under this service agreement are as follows:
(a) The Service Company shall provide the Company and the Subsidiary with the following services during a term of three (3) years from the date first set forth above (the "Services"), for which the Subsidiary shall pay the Service Company.
(i) General Business Services: which shall include personnel, office facilities and equipment, utilities, and related overhead and operational expenses and shall be provided under the direction and control of a designated project manager; and
(ii) Technical Services: which shall include, but not be limited to, Web Hosting, Web Maintenance, Web Updates and System Upgrades, from time-to-time, which Technical Services will be fulfilled by a minimum of five (5) experienced computer engineers / programmers, one (1) algorithm specialist and two (2) trained technical engineers who shall maintain the servers provided by the Service Company and support the Subsidiary's full time operations. In addition, the Service Company, in support of the Technical Services, shall guarantee ninety-nine point nine-nine (99.99%) percent uptime of the Company's domains and applications, and provide all requisite support for the traffic to the Company's domains with unlimited bandwidth and scalable uplink whenever the traffic to the domains increases, from time-to-time; and
(iii) R&D Services: which shall include, but not be limited to, the development of new features, products, or services related to the KinerjaPay IP and KinerjaPay.com. In connection with the R&D Services, the Parties acknowledge that all new KinerjaPay IP that is developed or for which enhancements are created for KinerjaPay IP already in existence at the date of this Agreement ("Additional IP") shall belong exclusively to the Company and its Subsidiary. The Parties further agree that in each instance, they will, in "good faith," negotiate and execute separate, supplemental addendums to this Agreement to address the Services to be provided by the Service Company with respect to the Additional IP.
(b) The Subsidiary shall responsible for the following:
(i) Sales and Marketing: PT. KinerjaPay Indonesia shall cover and be directly responsible for all sales and marketing activities and expenses associated with the commercial exploitation of the License for the KinerjaPay IP; and
(ii) Billing and Collections: PT. KinerjaPay Indonesia shall be responsible for all billing and collections and book all revenues generated by and from commercial exploitation of the License; and
(iii) Advertising and Sales Reps: PT. KinerjaPay Indonesia shall at all times maintain a staff of at least three (3) sales reps;
(iv) Office and Administration: PT. KinerjaPay Indonesia shall retain at least one (1) person to provide office/administrative/accounting services to fulfill the duty of Subsidiary in Section 1B(ii) above.

In consideration for the Services to be provided, the Company shall pay or compensate the Service Company as follows:
(i) The Company shall issue to the Service Company 1,333,333 restricted. The restricted shares shall not be deemed fully-paid and non-assessable until eighteen (18) months from the date first set forth above; and
(ii) The Subsidiary, on a quarterly basis, shall pay the Service Company for the services, facilities and personnel provided by the Service Company be at the rate set forth in Appendix A attached hereto; and
(iii) The Subsidiary, on a quarterly basis, shall pay the Service Company royalties equal to one (1%) percent of the net revenues generated from the commercial exploitation of the License; and
(iv) The Service Company shall be paid a one-time set-up fee of $55,000 within three (3) business days of the execution of this Agreement.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us in the years 2015 and 2014.

1,450,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this Offering may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters.

The Date of This Prospectus is October 21, 2016